ANNUAL REPORT

The value of growing managed savings

2003

SANPAOLO IMI GROUP

Mission

To invest wisely, based on a detailed analysis of our customers’ needs, meeting those needs with a comprehensive range of solutions and identifying the most effective investment choices from them, has from the very outset been Banca Fideuram’s mission

Contents

Letter to shareholders and customers

Contents

Consolidated Financial Statements and Notes

Report on Corporate Governance

Introduction

Assets under management (AUM)

Assets under management (AUM)

(€bn)

	2003	2002	% change
Mutual funds	17.3	15.3	+13
Private banking	14.9	13.9	+7
Insurance / Pension funds	12.4	10.9	+14
Securities / Current accounts	13.5	14.8	-9
	58.1	54.9	+6

Assets under management trend

Net Inflows and Network

Net inflows

(€bn)

	2003	2002	% change
Mutual funds	1.5	(2.8)	n.s.
Private banking	0.7	(1.0)	n.s.
Insurance / Pension funds	1.4	2.6	-46
Securities / Current accounts	(2.4)	3.3	n.s.
	1.2	2.1	-43

Network

	2003	2002	% change
Private bankers	4,543	4,754	-4

n.s.: not significant

Net inflows managed savings

Network

Highlights

Financial highlights

(€m)

	2003	2002	% change
Net commission income	478.6	487.1	-2
Total net interest and net revenues	592.4	595.7	-1
Administative costs and depreciation of assets	(364.2)	(369.9)	-2
Income from operating activities	217.4	128.2	+70
Net income	175.6	150.4	+17

E.V.A. (€m)	114.9	79.5	+44
R.o.E. (%)	17.9	14.4	+24
Cost income ratio (%)	55.2	55.4	—

LETTER TO SHAREHOLDERS AND CUSTOMERS

THE VALUE OF GROWING MANAGED SAVINGS

2003 was a positive year for Banca Fideuram, seeing us regain the No. 1 position in Italy for net inflows into managed savings. The stock markets emerged from three years of depression and the impact on investor confidence of the financial difficulties experienced by certain Italian industrial groups did not dampen the generally positive trend for the year.

We also achieved significant increases in short and long-term profitability alike:

•        EPS increased 17%;

•        the value added of commercial activities increased 100%.

The year’s industrial organisation projects included completing the integration of Sanpaolo Invest and our asset management activities in Italy, together with the restructuring of Fideuram Wargny in France.

In February 2004, the Board of Directors decided to spin off our insurance product companies to Sanpaolo IMI, thereby enabling Banca Fideuram to concentrate on the core business that characterises us as a specialist independent operator offering financial consultancy to a high-profile clientele.

Our operations in 2004 will continue to be focused on the creation of value.

2003 RESULTS

Banca Fideuram ended the 2003 financial year having significantly exceeded its planned targets:

•        net consolidated profit, planned to be in line with 2002 (€ 150m), was over € 175m, taking EPS from € 0.153 to € 0.179;

•        the main target, the value added of commercial activities, which had been set at € 230-270m, was more than comfortably achieved with € 393m (€ 196m in 2002).

These strong results allowed us to distribute a single dividend of € 0.16 with a payout ratio of more than 89%.

The year’s achievements were a direct result of our business policy centred on developing managed savings, aided by the improvement in the markets during the period. Net inflows from the various different technical forms of managed savings (mutual funds, asset management and life policies) totalled € 3.6bn, a € 4.7bn turnaround on 2002.

Banca Fideuram was classified No. 1 in Italy for net inflows into mutual funds (source: Assogestioni) with a market share of 22%. At the end of the year, Banca Fideuram’s market share measured by stock in mutual funds was 6.9% (7% in February 2004), taking it to 4th place (which it still holds) in the league table of Italian groups.

The average performance (*) of Fideuram mutual funds was 3.9%, in line with the market average. This result was held back by the relatively low level of stock investments (33%) we had chosen to maintain, continuing to adopt a prudent approach in the face of a still uncertain scenario.

Direct customer investments in securities fell from € 12.5bn to € 11.3bn in the course of the year, responding to a company policy of systematically promoting investment diversification.

We extended our product range in 2003 with the launch of six Certificates for a total of approximately € 200m, while the beginning of 2004 saw the launch of the new Fideuram Alternative Investment Fund Defensive Italian fund of hedge funds. Both product lines are designed for high-profile customers who demand a high degree of financial innovation.

The restructuring of Fideuram Wargny involved the launching of an employment protection plan mostly regarding research and stock broking for institutional customers at its Lyon office in particular, as well as a number of related supporting functions.

The integration of Sanpaolo Invest (SPI) in the Fideuram Group was completed, leaving SPI wholly focused on its own independently-managed commercial activities, using the Fideuram Group’s integrated platform of products, services, IT and administrative processes (Fig. 1).

The business model we have developed (an industrial platform serving separate independent networks in a federal logic solution) allows Banca Fideuram to operate on the market as an aggregator of other commercial structures that respects their identity while simultaneously increasing its operating leverage.

(*) Money-weighted rate of return (figure based on Assogestioni data)

Lastly, the reorganisation of our Asset Management structures was also completed in 2003, all of which are now amalgamated in Fideuram Investimenti SGR in Italy (Fig 2). These rationalisation programmes were accompanied by others enhancing the competencies, methods and tools involved in optimising portfolio composition and risk management.

As a result of these rationalisation programmes, the number of Banca Fideuram subsidiaries was reduced from 16 to 11 in the past two years, and will be reduced still further to 9 following the spin-off of our insurance activities (*).

(*) Considering the Fideuram Wargny Group companies, which are mainly booking entities, as a single company.

STRATEGIC CHOICES AND THE 2004 PLAN

In February 2004, as part of a strategic project launched by parent company Sanpaolo IMI to establish a single group insurance division and consequently strengthen its insurance business, Banca Fideuram decided to spin off Fideuram Vita to Sanpaolo IMI, which will transfer it to the “Group insurance division” being formed. The terms and conditions of this transaction, including the distribution agreement with the “Group insurance division”, are in the process of being negotiated under arm’s length conditions and will be concluded with the fullest and most rigorous respect for our minority shareholders.

This choice first of all reflects the expectation that following Basle Agreement 2, the insurance business will absorb significantly more capital than today. Spinning off our insurance product companies creates the prospects of freeing financial resources that can be invested to strengthen our core business of financial consultancy, private banking and asset management.

Following the spin-off, Banca Fideuram’s business system will be less exposed to the economic risks (margins), financial risks (rates) and demographic risks (increasing life expectancy) connected with the life insurance business. Banca Fideuram will become even more clearly characterised as a totally focussed and independent Asset Management House, enhancing its profile in a market that is increasingly attentive to conflicts of interest.

The 2004 plan is centred on maintaining continuity with the 2003 financial year.

Our principal target for 2004, to which the incentives for all our management and private bankers are linked, continues to be Quality Inflows (QI), which is a proxy for the value added of our commercial activities (Fig. 3).

Our choice of this target as an indicator for tracking our progress towards a number of end goals of our corporate strategy has important consequences:

•        It commits our resources not to simply achieving the highest annual net profit, but rather to maximising the value of the company in the form of the net economic flows also generated in future years by customer contracts written in the year. In other words, it engineers the creation of value.

•        It effectively aligns the interests of our shareholders, management, private bankers and employees without exception.

•        It orientates our commercial activities towards our managed savings services (characterised by portfolio diversification, professional risk management and the highest levels of regulation and transparency) and thus causes them to converge with our customers’ interests to create a growth strategy that is sustainable over time.

The 2004 plan includes completing the project for upgrading our internal auditing system, which was implemented at an information systems level last year and will be continued this year with the acquisition of new professional competencies.

BEYOND 2004

2003 saw the financial markets emerge from three years of severe crisis. 2004 will be a year of transition, marked by the consolidation of our results and the implementation of our new business system. The years to come will see us embarking on a new period of expansion, assuming the markets are sufficiently favourable.

Banca Fideuram is Italy’s No. 1 Asset Gatherer, leading the second player by a factor of 3 in terms of Assets under Management. With its almost unique status as an independent Manager and one of Italy’s top 30 listed companies, the Bank is positioned to operate as an aggregator within a scenario of sector consolidation in the coming years, both through organic growth and through acquisitions should favourable opportunities arise.

The Bank will concentrate its investments in Asset Management, developing asset management capabilities in its Private Banking structures to obtain a leap in the quality of service provided for high-profile customers, and in the training of its Private Bankers.

This strategy of growth and investment will be combined with improved segmentation of our customers and product range to further enhance the flexibility and personalisation of our services designed for the upper affluent and high-net-worth segments.

Last but not least, Banca Fideuram will continue to draw strength and dynamism from the distinctive characteristic that has always made it a modern company that looks to the future, namely the partnership that brings our management, private bankers and employees together, focused on common objectives and values, dedicated to the end goal of optimising the interests of our shareholders and customers.

In March 2004 we learnt that the Florence Public Prosecutor’s Office was conducting an investigation into certain Banca Fideuram Private Bankers and Fideuram Bank Suisse employees regarding the operations of said Swiss subsidiary. We are confident that the judicial investigation, with which we have been collaborating as fully as possible, will conclude leaving the Bank’s reputation entirely untarnished as a company of high standing and a member of a leading banking group that operates wholly in accordance with the law and following strict canons of ethical conduct.

Board of Directors

Rainer Stefano Masera*	Chairman
Mario Prati*	Deputy Chairman
Ugo Ruffolo*	Managing Director
Franca Cirri Fignagnani*	Director
Giuseppe Fontana	Director
Giorgio Forti	Director
Luigi Maranzana*	Director
Bruno Mazzola	Director
Giampietro Nattino	Director

* Members of the Executive Committee
Antonio Cangeri	Secretary of the Board of Directros

Board of Auditors

Mario Paolillo	Chairman
Vito Codacci-Pisanelli	Statutory Auditor
Gian Paolo Grimaldi	Statutory Auditor

General Management

Ugo Ruffolo	General Manager
Mario Cuccia	Joint General Manager
Claudio Sozzini	Deputy General Manager

Auditing Company

PricewaterhouseCoopers S.p.A.

Structure of the Group (Main Companies)

Detailed information on the holdings and a complete list of all subsidiaries may be found on page 36.

Managed savings environment

Assets (source Bank of Italy)

(€bn)

	2002	2001	2000	1999	1998
Household financial assets in Italy (HFA)	2,482	2,617	2,756	2,587	2,251
Managed savings (MS)	917	911	887	849	691
• Mutual funds	361	404	450	475	372
• Private banking	402	410	392	370	281
• Life insurance technical reserves	227	196	167	138	106
• Pension funds	58	60	78	73	56
• Adjustments	(131)	(159)	(200)	(207)	(124)
MS as % of HFA	37%	35%	32%	33%	31%

Flows (source Bank of Italy)

(€bn)

	2002	2001	2000	1999	1998
Household financial assets in Italy (HFA)	97	129	119	112	79

Managed savings (MS)	37	35	30	69	193
• Mutual funds	(12)	(20)	(7)	61	162
• Private banking	6	27	33	54	75
• Life insurance technical reserves	34	32	29	32	21
• Pension funds	(2)	(9)	3	5	3
• Adjustments	11	5	(28)	(83)	(68)
MS as % of HFA	38%	27%	25%	62%	244%

Key ratios

	2003	2002 pro-forma *	2001	2000	1999
Net inflows into managed savings (€m)	3,559	(1,154)	339	6,155	5,871
Net inflows (€m)	1,203	2,055	3,671	7,656	6,225
Assets under management (€m)	58,129	54,883	48,662	49,497	43,499
Net income (€m)	175.6	150.4	225.9	223.7	157.9
Net income per share (€)	0.1791	0.1534	0.2484	0.2460	0.1736
Dividend (€)	0.16	0.16	0.23	0.14	0.09
R.o.E. (%)	17.9	14.4	25.5	29.5	23.4
E.V.A. (€m)	114.9	79.5	151.5	163.8	108.9
Cost / income ratio (%)	55.2	55.4	52.2	47.9	53.5
Payroll / Total net interest and net revenues (%)	24.9	23.6	20.7	20.8	22.4
Net income / average Assets under management (%)	0.31	0.27	0.46	0.48	0.42
National market share AUM (%)	n.a.	2.21	1.86	1.80	1.68
Shareholders’ equity (€m)	1,012.4	999.6	1,047.3	948.4	791.3
Total consolidated Balance sheet assets (€m)	16,318.8	14,897.4	12,641.1	10,925.5	9,753.3
Total assets of insurance companies (€m)	10,364.1	8,707.1	6,453.9	5,620.1	4,983.9
Private bankers (no.)	4,543	4,754	3,795	3,782	3,509
Employees (no.)	1,995	2,007	1,771	1,715	1,417
Private banker’s offices (no.)	261	267	99	97	100
Branches (no.)	88	87	82	74	63

Rating (Standard & Poor’s)	long term: A+	short term: A-1	outlook: stable

n.a.: not available

Glossary

Net inflows: gross inflows net of repayments.

Assets under management: this item comprises two sub-items: (a) managed savings and (b) non-discretionary savings.

(a) Managed savings include the assets under management of mutual funds, the equities of pension funds, private banking and the technical reserves of life insurance activities.

(b) Non-discretionary savings include securities deposited with the bank (excluding units in the Group’s mutual funds), the technical reserves of P&C insurance activities and current account balances.

R.o.E.: net income 2003/average net shareholders’ equity.

E.V.A.™(Economic Value Added): is calculated by deducting shareholders’ expected return on shareholders’ equity (cost of capital) from net earnings. Such expected return reflects the net yield on 12 months Bot issued at the start of the year, uplifted by a premium for market risk which is assumed to be constant at 4.5 percentage points over the periods interested.

Cost / income ratio: administrative expenses (net of indirect taxes) and depreciation/total net interest and net revenues (including other operating income net).

Shareholders’ equity: the sum of share capital, all reserves, negative consolidation differences and net income.

Private bankers: professionals in the italian national register of financial advisers. The number includes insurance consultants (undergoing training).

Branches: units with Banca Fideuram banking facilities only.

*  The pro-forma year statements of income for 2002 include Sanpaolo Invest from 1.1.2002; R.o.E. and E.V.A. ratios are calculated with a shareholders’ equity that includes Sanpaolo Invest from October 2002.

Banca Fideuram Share Information

	2003	2002	2001	2000	1999	1998	1997
Share price*
• end period (€)	4.710	4.480	9.006	14.765	11.561	6.106	4.062
• maximum (€)	5.765	9.687	15.752	19.754	11.562	7.038	4.152
• minimum (€)	3.333	3.472	5.025	9.805	4.632	3.087	1.662
Market capitalisation (€m)	4,617	4,392	8,189	13,425	10,512	5,552	3,693
Price / Net income per share	26.3	29.2	36.2	60.0	66.6	36.5	34.4
Price / Book value	4.6	4.4	7.8	14.2	13.3	7.8	6.0

* Source Datastream

Share price performance

[Contents]

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

•	Consolidated Balance sheet (reclassified)
•	Consolidated Statement of income (reclassified)
•	Quarterly trend of the consolidated statement of income

Main results and strategies
•	Banca Fideuram Group results
•	Banca Fideuram and Sanpaolo Invest integration plan and the restructuring of the group’s investments services
•	2004 plan
•	Stock Option plans

Operating results
•	Assets and inflows
•	Life insurance
•	Embedded value and embedded value earnings

Financial results
•	Consolidation
•	Analysis of the Statement of income
•	Asset and liability management
•	Consolidated shareholders’ equity
•	Reconciliation of the parent company’s shareholders’ equity and results with those of the Group
•	Consolidated Balance sheet and Statement of income including the Balance sheet and Statement of income of the Group’s insurance companies consolidated on a line-by-line basis

Human resources, products and services
•	Private bankers and employees
•	Fideuram online
•	Research and development products and activities
•	Systems and information management

Expansion abroad
•	Activities abroad

Supplementary information
•	Internal Audit
•	Transition to international accounting standards
•	Subsequent events and business outlook

CONSOLIDATED FINANCIAL STATEMENTS

•	Balance sheet
•	Statement of income
•	Notes to the consolidated financial statements
•	Statement of consolidated cash flows

REPORT ON CORPORATE GOVERNANCE

•	Report on Corporate Governance
•	Enclosure of report on Corporate Governance

CALL OF SHAREHOLDERS’ MEETING

INDEPENDENT AUDITORS’ REPORT

2003

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

Consolidated Balance Sheet

(Reclassified - €m)

			change
	31.12.2003	31.12.2002	amount	%
ASSETS
Cash and deposits with central banks	23.1	18.0	5.1	28
Loans :
• loans to customers	737.5	578.4	159.1	28
• due from banks	2,798.6	3,261.7	(463.1)	14
Dealing securities	1,081.8	1,279.2	(197.4)	15
Fixed assets :
• Investment securities	138.0	19.8	118.2	n.s.
• Equity investments	443.9	385.6	58.3	15
• Intangible and tangible fixed assets	92.4	105.4	(13.0)	12
Goodwill arising on consolidation and application of the equity method	16.2	23.8	(7.6)	32
Other assets	623.2	518.4	104.8	20
Total assets	5,954.7	6,190.3	(235.6)	4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Payables :
• due to customers	3,581.3	3,897.9	(316.6)	8
• due to banks	270.1	241.4	28.7	12
• securities issued	3.3	3.1	0.2	6
Provisions	270.6	249.8	20.8	8
Other liabilities	615.1	595.7	19.4	3
Subordinated liabilities	200.5	200.5	—	—
Minority interests	1.4	2.3	(0.9)	39
Shareholders’ equity:
• Share capital	254.9	254.9	—	—
• Reserve for own shares*	178.5	332.4	(153.9)	46
• Other reserves	393.5	253.6	139.9	55
• Negative goodwill upon consolidation and application of the equity method	9.9	13.0	(3.1)	24
• Net income	175.6	145.7	29.9	21
Total liabilities and shareholders’ equity	5,954.7	6,190.3	(235.6)	4

* The reserve is net of own shares held by the parent bank for an amount of € 71.5m.

n.s. = not significant

All percent changes are expressed with neutral sign.

Consolidated Statement of Income

(Reclassified - €m)

		2002	change
	2003	pro-forma*	amount	%	2002
Interest income and similar revenues	129.0	188.1	(59.1)	31	174.9
Interest expense and similar charges	(78.4)	(118.3)	39.9	34	(114.2)
Net dealing profits	26.2	(9.7)	35.9	n.s.	(9.7)
Financial margin	76.8	60.1	16.7	28	51.0
Net commission income	478.6	487.1	(8.5)	2	456.4
Income from investments carried at equity	37.0	48.5	(11.5)	24	48.5
Total net interest and net revenues	592.4	595.7	(3.3)	1	555.9
Administrative costs:	(321.6)	(330.0)	8.4	3	(296.2)
• payroll costs	(147.3)	(140.3)	(7.0)	5	(131.2)
• other administrative costs	(151.2)	(165.3)	14.1	9	(143.6)
• indirect taxes	(23.1)	(24.4)	1.3	5	(21.4)
Other operating income, net	25.9	27.9	(2.0)	7	23.2
Depreciation	(42.6)	(39.9)	(2.7)	7	(35.8)
Operating income	254.1	253.7	0.4	—	247.1
Adjustments:
• on goodwill	(6.4)	(57.6)	51.2	89	(57.6)
• to loans and provisions for guarantees and commitments	(4.3)	(3.3)	(1.0)	30	(3.3)
• to financial fixed assets	—	(0.3)	0.3	100	(0.3)
Write-backs of loans and provisions for guarantees and commitments	2.3	1.1	1.2	109	1.1
Write-backs of financial fixed assets	0.3	—	0.3	n.s.	—
Provisions for risks and charges	(28.6)	(65.4)	36.8	56	(43.4)
Income before extraordinary items	217.4	128.2	89.2	70	143.6
Net extraordinary income	(7.0)	33.9	(40.9)	n.s.	18.8
Income before taxes and minority interests	210.4	162.1	48.3	30	162.4
Income taxes	(36.0)	(12.6)	(23.4)	186	(17.6)
Net income attributable to minority interests	1.2	0.9	0.3	33	0.9
Net income	175.6	150.4	25.2	17	145.7

*  The pro-forma year statements of income for 2002 includes Sanpaolo Invest from 1.1.2002. This provides a more consistent comparison with year statements for 2003.

n.s.: not significant

Quarterly trend of the consolidated statement of income

(Figures in €m)

	Q 4 2003	Q 3 2003	Q 2 2003	Q 1 2003	Q 4 2002
Interest income and similar revenues	24.1	27.8	35.2	41.9	47.7
Interest expense and similar charges	(12.4)	(17.2)	(22.1)	(26.7)	(31.4)
Net dealing profits	0.8	7.4	22.8	(4.8)	1.0
Financial margin	12.5	18.0	35.9	10.4	17.3
Net commission income	132.4	127.1	111.7	107.4	110.9
Income from investments carried at equity	10.7	7.9	12.7	5.7	16.7
Total net interest and net revenues	155.6	153.0	160.3	123.5	144.9
Administrative costs:	(80.2)	(76.9)	(84.7)	(79.8)	(84.4)
• payroll costs	(37.5)	(34.1)	(38.1)	(37.6)	(35.8)
• other administrative costs	(37.6)	(36.7)	(40.7)	(36.2)	(42.0)
• indirect taxes	(5.1)	(6.1)	(5.9)	(6.0)	(6.6)
Other operating income, net	5.5	7.1	5.8	7.5	7.1
Depreciation	(13.1)	(10.3)	(10.2)	(9.0)	(12.8)
Operating income	67.8	72.9	71.2	42.2	54.8
Adjustments:
• on goodwill	(1.5)	(1.6)	(1.7)	(1.6)	(48.4)
• to loans and provisions for guarantees and commitments	(3.4)	—	(0.7)	(0.2)	(3.0)
• to financial fixed assets	—	—	—	—	(0.3)
Writebacks of loans and provisions for guarantees and commitments	1.4	0.2	0.6	0.1	0.8
Writebacks of financial fixed assets	0.2	0.1	(0.1)	0.1	—
Provisions for risks and charges	(8.4)	(7.0)	(8.8)	(4.4)	(18.2)
Income before extraordinary items	56.1	64.6	60.5	36.2	(14.3)
Net extraordinary income	(0.9)	(1.8)	(3.8)	(0.5)	11.9
Income before taxes and minority interests	55.2	62.8	56.7	35.7	(2.4)
Income taxes	(1.4)	(14.7)	(13.3)	(6.6)	4.6
Net income attributable to minority interests	0.5	0.3	0.2	0.2	0.4
Net income	54.3	48.4	43.6	29.3	2.6

MAIN RESULTS AND STRATEGIES

BANCA FIDEURAM GROUP RESULTS

This report presents the Banca Fideuram Group results for 2003, which were first analysed in the quarterly report as at 31.12.2003.

The operating results show strong performance, with net inflows from managed savings totalling €3.6bn, an impressive turnaround compared to 2002, when they were negative to the tune of €1.2bn.

Indeed, this result took Banca Fideuram to first place in the Assogestioni listing of net inflows, with a market share of approximately 22%.

Net inflows into Managed Savings

(€m)

	2003	2002	change amount
Mutual funds and private banking	2,147	(3,783)	5,930
Life Insurance and Pensions funds	1,412	2,629	(1,217)
including: Unit linked	1,651	2,776	(1,125)
Total	3,559	(1,154)	4,713

Moreover, the level and mix of net inflows significantly exceeded the targets set at the beginning of the year.

Also worthy of note, Sanpaolo Invest likewise achieved strong operating results in its first full year in the Banca Fideuram Group. Net inflows into managed savings were positive to the tune of €245m compared to a negative figure of €317m in 2002. Investments in Banca Fideuram Group products played a prime role in achieving this result.

The “end” objective for 2003 was to achieve a target figure for the generation of value of between € 230 and € 270m, which was therefore comfortably exceeded with a result of € 393m as detailed in the report on “Embedded Value” herein.

Assets under management totalled €58.1bn as at 31.12.2003, an increase of 6% on the figure of € 54.9bn achieved in the previous year.

Consolidated net income totalled € 175.6m, an increase of 17% on the pro-forma figure of € 150.4m for 2002.

Moreover it should be noted that this growth saw a steady increase in the quarterly figures for net income throughout 2003, reversing the trend in the previous financial year.

The 2003 trend for net income was aided by a steady increase in net recurring fees and a significant reduction in administrative costs.

The main variations in relation to the consolidated figures for 2002 were as follows:

•     Gross operating income increased very slightly from € 253.7m to € 254.1m.

•     Operating income rose € 89.2m. This change was principally due to the fact that there none of the non-recurring items recorded in 2002, such as the write-down of the holding in Fideuram Wargny (€ 45.4m) and extraordinary provisions for risks and charges set aside by subsidiary Sanpaolo Invest (€ 27.1m).

•     Income before taxes and minority interests increased € 48.3 m, income taxes rose € 23.4m and net income improved by € 25.2m.

The Private Bankers in the Fideuram and Sanpaolo Invest networks totalled 4,543, including 76 insurance consultants, as at 31.12.2003 (4,754 as at 31.12.2002).

In addition, the Fideuram Wargny network numbered 43 Private Bankers, all employees of the bank.

Staff totalled 1,995 at the end of December, compared to 2,007 as at 31.12.2002.

Bank branches and private bankers’ offices totalled 88 (all Banca Fideuram) and 261 respectively, with Sanpaolo Invest SIM accounting for 163 of the latter.

The total number of clients was 755,000 at period end, approximately 127,000 of whom were subscribed to our online services.

THE BANCA FIDEURAM AND SANPAOLO

INVEST INTEGRATION PLAN AND THE

RESTRUCTURING OF THE GROUP’S

INVESTMENT SERVICES

During the year we completed the plan for integrating the bank with its subsidiary Sanpaolo Invest SIM (formerly Banca Sanpaolo Invest), designed to support the latter’s marketing relaunch while ensuring the continuity of the Sanpaolo Invest brand and achieving significant economies of scale through the use of shared product and process infrastructures.

The partial spin-off of the subsidiary’s banking division to Banca Fideuram was finalised in June and completed with effect from 1.7.2003. The company ceased engaging in banking activities from that date while continuing to provide authorised investment services. This was formally recognised in its removal from the Italian Register of Banks and its inclusion in the Italian Register of Stockbrokers at the end of the financial year.

Sanpaolo Invest’s corporate structure was reorganised along the lines of a stockbrokers and integrated in Banca Fideuram’s organisation. The subsidiary solely retained its own structures for marketing, directing and managing its network of Private Bankers, which was reorganised at the end of the second half of the year through the creation of five supra-regional areas served by a total of 12 Regional Managers.

As at 1.7.2003 55 of its staff continued to be employed at Sanpaolo Invest, while the remaining 143 had been transferred to Banca Fideuram. Sanpaolo Invest’s marketing relaunch as a stockbrokers is now fully under way.

During the first half of the year we also completed the programme for reorganising the group’s internal investment services, which commenced with the sale of Fideuram Capital SIM’s consultancy division to Fideuram Fondi SGR and the simultaneous transfer of 59 employees.

The transaction was completed, with effect from 1.7.2003, for a price of € 10m, corresponding to the goodwill in the division sold minus the net liabilities transferred (totalling € 2,662,678.72) and was supported by PricewaterhouseCoopers’ opinion that the criteria used to determine the price and the price itself were both reasonable.

The implementation of this programme, which enabled us to bring the phases in the process for developing and implementing investment activities regarding Italian funds and asset management under a single manager with effect from 1.7.2003, involved the following:

•        Fideuram Gestioni Patrimoniali SIM merged with Fideuram Fondi SGR, which simultaneously changed its name to Fideuram Investimenti SGR. On the basis of the share swap ratio approved by the shareholders’ meetings of the merging company and merged company, Fideuram Investimenti SGR’s share capital increased from € 17,233,161 to € 25,850,000 through the issue of 16,667 shares with a par value of € 517 to Banca Fideuram, whose stake in the share capital thus increased to 99.50%.

•        Fideuram Capital SIM (excluding the consultancy division previously transferred to Fideuram Fondi SGR) merged with parent company Banca Fideuram.

As a result of these company transactions:

•        Fideuram Investimenti SGR acquired the entire organisational structure of Fideuram Gestioni Patrimoniali SIM (26 employees), extending its activities to the management of individual investment portfolios on behalf of third parties.

•        Banca Fideuram acquired Fideuram Capital SIM’s service for giving and taking orders (6 employees), which has been organised as a dedicated function forming part of its Finance Division, and also acquired its IT division (5 employees), which has been organised as a special function forming part of its Systems and Information Management Division.

2004 PLAN

The 2004 plan maintains the strategy that was implemented with such success in 2003.

Our marketing policy continues to be directed towards and focused on the creation of value, quantified in the parameter quality inflow, which is a proxy for the embedded value of new business. This choice involves concentrating our marketing efforts on the growth of managed savings.

This growth also leverages the recruitment of bank employees and high-profile Private Bankers.

The cost management initiative with the greatest strategic impact, alongside traditional containment actions, is centred on achieving increasing efficiency through rationalising the organisation our French subsidiaries, on the one hand, and on targeted actions regarding operating costs on the other.

STOCK OPTION PLANS

The Shareholders’ Meeting of 27.4.2001 passed a resolution authorising the purchase of own shares, including for use as part of stock option plans for Private Bankers and employees of the Bank or its Subsidiaries, and likewise at the subsequent Shareholders’ Meetings of 29.4.2002 and 28.4.2003 extended said authorisation.

By virtue of said authorisation, Banca Fideuram purchased a total of 15,000,000 own shares on the market as part of its 2003 and 2004 stock option plans.

The 2003 plan, approved by the Board of Directors on 16 December 2002, provides for assigning options to purchase Banca Fideuram shares to the Private Bankers and Senior Management of the Banca Fideuram Group in the ratio of one share for each option, to be exercised in the period of June to December 2004 at a unit price of € 5.30.

The total number of options was set at 1,064,040 for the Group’s Senior Management and estimated as 3,921,167 for its Private bankers.

Strengthening our incentives, we have also launched a 2004 stock option plan along the same lines as last year for the Fideuram and Sanpaolo Invest Networks, the main features of which can be summarised as follows:

•        The plan assigns stock options in the Bank’s own shares in the ratio of one share per option for shares that were bought in accordance with the authorisations conferred by the resolutions passed at shareholders’ ordinary meetings. Our estimates have led the number of own shares earmarked for the 2004 plan to be set, as a prudential measure, at 7 million.

•        The exercise price of the option for the 2004 plan has been set at € 5.39 for all participants.

•        The number of options assigned to each participant has been linked to the monetary bonus provided for in the 2004 bonus scheme. In particular:

•         Private bankers in the Fideuram and Sanpaolo Invest Networks with the highest managerial duties have been assigned a number of options that when multiplied by the exercise price equals 50% of the value of the bonus.

•         Other Private Bankers of the Bank and Banca Sanpaolo Invest have been assigned a number of options that when multiplied by the exercise price equals 35% of the value of the bonus.

•        All participants shall be entitled to exercise their stock options between 1.6.2005 and 23.12.2005 upon condition that they have:

•         met the individual targets required to receive their 2004 cash bonus;

•         are in the company/network upon the exercise date of the options.

•        There are no provisions for loans or other facilities to be made available to participants to buy the shares.

OPERATING RESULTS

ASSETS AND INFLOWS

Assets under management

(€m)

			change
	31.12.2003	31.12.2002	amount	%
Mutual funds	17,315	15,292	2,023	13.2
Private banking	14,918	13,926	992	7.1
Life Insurance:	12,244	10,747	1,497	13.9
including: Unit linked	6,717	4,333	2,384	55.0
Pension funds	96	62	34	54.8
Total managed savings	44,573	40,027	4,546	11.4
Total non-discretionary savings	13,556	14,856	(1,300)	-8.8
including: securities	11,348	12,503	(1,155)	-9.2
Total AUM	58,129	54,883	3,246	5.9

Assets under management increased over the year to € 58.1bn as at 31.12.2003, as did managed savings within them, rising from € 40bn (accounting for 73% of total assets under management) to € 44.6bn (77% of total assets under management).

This growth in Assets under Management compared to 31.12.2002 was due on the one hand to the excellent operating results obtained and, on the other, to a positive performance effect totalling € 2bn.

Shares accounted for an average of 46% of assets under management in 2002, falling to an average of 33% during the 2003 financial year and then rising to approximately 35% as at 31.12.2003.

Net inflows

(€m)

			change
	2003	2002	amount	%
Mutual funds	1,504	(2,785)	4,289	n.s.
Private banking	643	(998)	1,641	n.s.
Life insurance	1,389	2,605	(1,216)	(46.7)
including: Unit linked	1,651	2,776	(1,125)	(40.5)
Pension funds	23	24	(1)	(4.2)
Total managed savings	3,559	(1,154)	4,713	n.s.
Total non-discretionary savings	(2,356)	3,209	(5,565)	n.s.
including: securities	(2,203)	2,953	(5,156)	n.s.
Total net inflows	1,203	2,055	(852)	(41.5)

Net inflows into managed savings totalled € 3.6bn, a strong turnaround in commercial performance compared to 2002, when they were negative to the tune of € 1.2bn.

Conversely, net inflows from non-discretionary savings, mainly securities and current accounts, were negative to the tune of € 2.4bn, compared to a positive result of € 3.2bn in 2002.

Total net inflows for the year were therefore € 1.2bn.

LIFE INSURANCE

Premiums written totalled € 2,143m in 2003 (€ 3,327m in 2002).

Fideuram Vita achieved strong total premium income throughout the year albeit less than the exceptional results in 2002, with premiums written falling from € 3,065m in 2002 to € 2,023m.

New premiums written fell less sharply as a component of this, decreasing from € 2,079m in 2002 to € 1,660m in 2003 (-20%).

Class III products again accounted for the bulk of premium income in 2003, with Unit Linked products playing a decisive role, contributing inflows of € 1,826m.

As usual, personal insurance accounted for the largest component of premiums written, with single premiums continuing to provide the greatest share of these inflows.

Fideuram Vita extended its product range during 2003, launching two new unit-linked policies named “Financial Age Opportunity - Alta Fedeltà” and “Financial Age Protection - Alta Fedeltà” designed to attract long-term contracts (Alta Fedeltà means High Loyalty in Italian).

Fideuram Vita’s net technical reserves at year end amounted to approximately € 10,429.6m, an increase of 18.7% on the previous year.

Premium income from third-party policies sold by the Sanpaolo Invest Network totalled € 120m (€ 262m in 2002), almost all from subsequent-year premiums.

Life insurance: premiums written

(€m)

	2003	2002	% change
Unit/index linked products	1,826	2,806	(35)
single	1,559	1,960	(20)
annual	93	109	(15)
subsequent	174	737	(76)
Traditional products	197	259	(24)
single	8	10	(20)
annual	—	—	—
subsequent	189	249	(24)
Total gross premiums	2,023	3,065	(34)
single	1,567	1,970	(20)
annual	93	109	(15)
subsequent	363	986	(63)
Third-party
single	5	109	(95)
recurring	115	153	(25)
Total gross premiums	120	262	(54)
Group total gross premiums	2,143	3,327	(36)

EMBEDDED VALUE AND EMBEDDED

VALUE EARNINGS

In order to provide a more complete analysis of the factors underlying the generation of value, this report provides an estimate of the embedded value of the Banca Fideuram Group and an analysis of the value added during 2003.

An embedded value is an actuarially determined estimate of the value of a company, excluding any value attributable to future new business.

Embedded value earnings, defined as the change in the embedded value over a period, after adjustment for any capital movements such as dividends and capital injections, provide a measure of the company’s performance during the period in terms of its ability to generate value.

The embedded value as at 31 December 2003 and the value added during 2003 have been determined by the firm of management consultants and actuaries Tillinghast - Towers Perrin, using data and information provided by Banca Fideuram and its subsidiary companies.

The valuations make use of actuarial methodology typically used in embedded value reporting, based on deterministic projections of future after tax profits, with an allowance for risk through the use of a single risk discount rate and an explicit assumption for the level and cost of holding capital. The allowance for risk may not correspond to a capital markets valuation of such risk.

The calculation of embedded values requires the use of numerous assumptions with respect to future business, operating, and economic conditions, and other factors, many of which are beyond the control of the Banca Fideuram Group. Although the assumptions used represent estimates which Banca Fideuram and Tillinghast - Towers Perrin consider to be reasonable, actual future operating conditions and actual future experience may vary from that assumed in the calculation of the embedded values, and such variations may be material. Consequently, the inclusion of embedded value information herein should not be regarding as a representation by Banca Fideuram, Tillinghast - Towers Perrin, or any other person, that the stream of future after tax profits used to determine the embedded values will be achieved.

Embedded value

The embedded value of a company comprises the sum of adjusted shareholders’ net assets and the value of business in force at the valuation date. The value of in-force business has been calculated on a consolidated basis in respect of the Group’s life insurance, mutual fund and discretionary account businesses, with the exclusion of the Wargny Group.

Adjusted shareholders’ net assets are defined as published net assets adjusted to reflect the market value of the underlying assets. For the purposes of this valuation, goodwill relating to subsidiary companies, including the Wargny Group, has been eliminated.

The value of in-force life insurance business is the present value of the projected stream of future after-tax profits that are expected to be generated by the policies in force at the valuation date, assuming assets equal to the technical reserves, less a charge for the cost of holding an amount of solvency capital.

The value of in-force asset management business is similarly defined as the present value of the projected stream of future after-tax profits expected to be generated by the mutual fund contracts and discretionary account mandates in force at the valuation date.

The stream of future after-tax profits is determined using realistic assumptions for future operating conditions as regards such items as investment returns, inflation, expenses, taxation, lapse, disinvestment, surrender and mortality rates.

The discount rates used to calculate the present values are determined with reference to the prevailing levels of interest rates, and include a loading to reflect the risk that the assumptions chosen to project the future profits may not be borne out in practice.

Life insurance undertakings are generally required to maintain a level of capital in excess of technical reserves in order to demonstrate solvency. For the purposes of this disclosure, the cost of solvency capital has been based on a level of 100% of the EU minimum solvency requirements. Assets backing this solvency capital can be considered as being locked-in and are projected to earn an after-tax rate of investment return, which is less than the discount rates used in the calculation of the value of in-force business.

The annual charge for the cost of maintaining solvency capital is represented by the difference between the after-tax amount earned on assets backing solvency capital and the amount expected in accordance with the risk adjusted discount rate. The cost of solvency capital is the present value of these annual charges over the outstanding life of the policies in force.

Embedded value as at 31 December 2003:

Banca Fideuram Group

The following table shows the embedded value as at 31 December 2003, indicating separately the value of in-force business associated with the Banca Fideuram (BF) and the Sanpaolo Invest (SPI) networks. For comparative purposes, equivalent values are shown as at 30 June 2003 and 31 December 2002.

Embedded value

(€m)

	31.12.2003			30.06.2003	31.12.2002
	BF Network	SPI Network	Group Total	Group Total	Group Total

Consolidated net assets(1)			1,012	908	997
Adjustments to consolidated net assets (2),(3)			(44)	(33)	(31)
Adjusted net assets			968	875	966
Value of in-force life insurance business (3), (4),(5)	614	47	661	533	472
Value of in-force mutual fund business (3), (5)	493	31	524	473	503
Value of in-force private banking business (3),(5)	623	42	665	607	662
Value of in-force business	1,730	120	1,850	1,613	1,637
Embedded value			2,818	2,488	2,603

(1)  After minority interests.

(2)  After elimination of goodwill.

(3)  After tax, where appropriate.

(4)  After cost of solvency capital.

(5)  Valued on a consolidated line of business basis.

The total consolidated net assets are equal to those reported in the consolidated balance sheet net of minority interests. The adjustments to net assets relate primarily to (i) the after-tax effects of marking shareholders’ assets to market, including a surveyor’s valuation of properties, (ii) the elimination of intangible assets, including goodwill, (iii) the impact of deferred acquisition costs, and (iv) certain minor after-tax adjustments on asset valuations to maintain consistency with the valuation of in-force business.

The values of the in-force life insurance and asset management businesses are calculated on a consolidated line of business basis, after minority interests, using assumptions considered appropriate at the valuation date. The risk discount rate used is 7.25% for the valuation as at 31 December 2003 (6.75% as at 30 June 2003 and 7.25% as at 31 December 2002). The value of in-force life insurance business is shown after an allowance for the cost of holding solvency capital.

The risk discount rate appropriate to an individual shareholder or investor depends upon the investor’s own requirements, tax position and perception of the risks associated with the realisation of future profits. To judge the impact of using alternative discount rates, the following table shows the sensitivity of the embedded value as at 31 December

2003 to the use of discount rates respectively 0.5% lower and higher than the central rate.

Embedded value as at 31 December 2003:

Banca Fideuram Group

(€m)

Discount rate	6.75%	7.25%	7.75%
Consolidated net assets(1)	1,012	1,012	1,012
Adjustments to consolidated net assets(2), (3)	(45)	(44)	(44)
Adjusted net assets	967	968	968
Value of in-force life insurance business(3), (4), (5)	688	661	635
Value of in-force mutual fund business(3), (5)	536	524	512
Value of in-force private banking business(3), (5)	681	665	650
Value of in-force business	1,905	1,850	1,797

Embedded value	2,872	2,818	2,765

(1)  After minority interests.

(2)  After elimination of goodwill.

(3)  After tax, where appropriate.

(4)  After cost of solvency capital.

(5)  Valued on a consolidated line of business basis.

Embedded value earnings

The following table shows the embedded value earnings in 2003 of the Banca Fideuram Group, equal to the sum of the change in the embedded value, dividends distributed in the period net of other capital movements, principally related to the purchase of own shares in 2002, and exchange rate movements in 2003 on the subsidiary Fideuram Bank Suisse (net assets of CHF 32 million).

For comparison, the table also shows the derivation of the embedded value earnings for the first half of 2003 and for the full year 2002.

Embedded value earnings

(€m)

	Year 2003 Group Total	1st half 2003 Group Total	Year 2002 BF Network
Change in embedded value in period	215	(115)	(586)
Dividends distributed in period	154	154	209
Other capital movements	1	2	67
Embedded value earnings	370	41	(310)

The embedded value earnings for 2003 can be divided into three major components:

•        Value added before new sales and the commercial initiatives of migration and transformation, comprising (i) expected return, based on the assumptions underlying the opening embedded value; (ii) experience variances, resulting from differences between actual experience and the assumptions used at the start of the year, before the impact of new sales, migration and transformation in the year; (iii) changes in assumptions for future operating experience, excluding economic and tax assumptions; (iv) changes in assumptions for future economic conditions, including investment returns, tax rates and the risk discount rate.

•        The value added arising from the commercial initiatives of migration and transformation during the period, determined initially at the point of sale, on end-period assumptions and then accumulated at the risk discount rate to the end of the period, and which allows for all related costs including incentive payments to Private Bankers. This comprises:

a)     the migration of approximately € 585 million of asset management business to life insurance, with the concurrent issue of new unit-linked life policies for approximately € 25 million of annualised recurrent premiums and € 560 million of single premiums;

b)    the transformation of € 598 million of traditional reserves to unit-linked policies, with a concurrent extension of the policy duration, as well as the issue of € 13 million of single premium unit-linked policies, and € 71 million of annualised recurrent premium unit-linked policies substituting € 47 million of traditional annual premium policies;

c)     migration of € 944 million from third party asset managers to proprietary funds in SPI.

•        The value added by new sales in the period determined initially at the point of sale on end-period assumptions, and then accumulated at the risk discount rate to the end of the period. Full allowance is made for all costs associated with the acquisition of new business, including provisions for incentive payments to Private Bankers. For the purpose of this disclosure, new sales comprise:

a)     new life insurance business: for the BFNetwork, new policies issued for € 20 million of traditional and index products, € 75 million of annualised recurrent unit-linked premiums and € 649 million of unit-linked single premiums; for the SPI Network € 22 million of annualised recurrent unit-linked premiums and € 328 million of unit-linked single premiums;

b)    new asset management business, defined as the sum of net inflows for all clients with positive net managed asset inflows, amounting to € 3,917 million of mutual funds and € 1,469 million of discretionary account business for the BF Network, and € 531 million of mutual funds (of which € 208 million of proprietary funds) and € 278 million of discretionary account business for the SPI Network.

The following table shows the components of embedded value earnings for 2003, subdivided between the BF and SPI Networks, with equivalent values for the first half of 2003 and the full year 2002, at the consolidated level, shown for comparison.

Components of embedded value earnings

(€m)

	BF Network	Year 2003 SPI Network	Group Total	1st half 2003 Group Total	Year 2002 Group Total
Expected return	—	—	135	67	209
Experience variances	—	—	(169)	(194)	(577)
of which asset mix (1)	—	—	(205)	(155)	(88)
performance	—	—	(11)	(13)	(360)
Changes in operating assumptions	—	—	—	—	(27)
Changes in economic and fiscal assumptions	—	—	11	(24)	(111)
Total before new sales and migration/transformation (A)	—	—	(23)	(151)	(506)
Asset management migrated	(24)	—	(24)	(12)	(79)
New life policies from migration	50	—	50	23	100
Total value added by migration (B)	26	—	26	11	21
Traditional business transformed	(7)	—	(7)	(5)	—
New life policies from transformation	68	—	68	25	—
Total value added by transformation (C)	61	—	61	20	—
Total value added by increase in proprietary funds in SPI (D)	—	20	20	12	—
Life insurance	64	31	95	41	71
Mutual funds	120	4	124	81	61
Discretionary accounts	64	3	67	27	43
Total value added by new sales (E)	248	38	286	149	175
Total value added by commercial initiatives in the period (F) = (B) + (C) + (D) + (E)	335	58	393	192	196
Embedded value earnings (G) = (A) + (F)	—	—	370	41	(310)

(1)          Asset allocation for asset management business is based on the average by asset class in the 12 months prior to the valuation date.

The principal features of embedded value earnings for 2003 are described below.

Expected profits, based on the start-year assumptions amounted to € 135 million, after allowing for the actual after-tax profits of the Wargny group.

Variances from the assumptions used at the start of the year reduced earnings in the period by € 169 million in aggregate, which arise from numerous sources. The main negative variances are associated with the reduction in average net asset management fees for the Banca Fideuram Network on asset management business and, to a lesser extent, life insurance business. In fact, despite the improvement in market conditions in the second half of 2003, a continuation of the trend already observed since 2002 of a movement of assets under management to a more conservative asset allocation generated a negative effect on embedded value earnings of approximately € 205 million, partially offset by the positive impact for € 70 million arising from the increase in management fees on certain asset classes underlying mutual funds and discretionary accounts. Despite the results in the second half of the year, investment performance was still slightly less than expected, giving rise to a reduction in the value of asset management business of approximately € 11 million. Further negative impacts of € 8 million relate to minimum commission advances to Private Bankers and € 4 million to the condono fiscale. The remaining negative variances relate to a series of minor elements, both negative and positive.

No changes were made to operating assumptions since the experience in the year was broadly in line with expectations.

Changes in economic assumptions gave rise to a negative impact on earnings of € 11 million principally arising the introduction of IRES at 33%, partially offset by the elimination of the beneficial impact of DIT.

The impact of migration during the period was to generate € 26 million, which is the result of the value of new unit-linked life policies added of € 50 million, which allows for all costs, including incentive payments, associated with the operation, net of the reduction of € 24 million in the value of the asset management business migrated.

The transformations during the period, net of all associated costs, generated € 61 million, which arises from € 68 million added by new unit-linked life policies issued compared to the reduction of € 7 million relating to the traditional policies transformed.

For the SPI Network, the increased weight of proprietary funds underlying the assets under management generated earnings of approximately € 20 million.

New sales in 2003 added € 286 million to embedded value earnings, of which € 95 million related to life business, € 124 million to mutual fund business and € 67 to discretionary account business.

Of this total, the SPI Network contributed € 38 million, concentrated mainly in unit-linked products of Fideuram Vita which generated € 31 million of added value.

The table below shows the sensitivity of the aggregate value added by new sales of the Banca Fideuram Group to the use of a range of discount rates.

Value added by new sales in the year 2003

(€m)

Discount rate	6.75%	7.25%	7.75%
Life insurance business (1), (2), (3)	99	95	90
Mutual fund business (1), (3)	127	124	121
Discretionary account business (1), (3)	69	67	65
Value added by new business	295	286	276

(1)  After tax.

(2)  After cost of solvency capital.

(3)  Valued on a consolidated line of business basis.

Assumptions

Embedded value accounting, in common with any valuation method based on projections of future earnings, necessarily involves a degree of subjectivity when establishing the assumptions to be used. Banca Fideuram, with the assistance of

Tillinghast - Towers Perrin, has sought to employ appropriate assumptions, in a consistent fashion, for all its lines of business. Following common practice in embedded value reporting, assumptions have been set in a deterministic fashion which does not therefore reflect the consequences of the natural volatility of certain experience assumptions, particularly those for investment returns.

The principal assumptions and bases used as at 31 December 2003 are given below:

•        A risk discount rate of 7.25% (6.75% as at 30 June 2003 and 7.25% as at 31 December 2002) was used for all lines of business.

•        The gross market rate of investment return on benchmark Italian 10-year government bonds was taken to be 4.5% (4.0% as at 30 June 2003 and 4.5% as at 31 December 2002), and total return on equities was taken to be 7.0% (6.5% as at 30 June 2003 and 7.0% as at 31 December 2002). Liquidity was assumed to earn 2.25% (2.0% as at 30 June 2003 and 2.75% as at 31 December 2002). Equivalent benchmarks were used for other assets.

•        The rate of return on assets backing life technical reserves was determined based on the actual asset duration and mix, allowing for investment policies currently in place, using the benchmarks shown above. The impact of the emergence of unrealised gains and losses within the Italian segregated funds is considered within the value of in-force business. On this basis, the average investment return on the traditional segregated funds is 4.55% (4.38% as at 30 June 2003 and 4.27% as at 31 December 2002). Projected market rates of return on unit-linked life insurance, before management charges, vary by fund according to the asset composition at the valuation date, and are on average 4.95% (4.45% as at 30 June 2003 and 5.0% as at 31 December 2002) for guaranteed funds, 4.85% (4.2% as at 30 June 2003 and 5.1% as at 31 December 2002) on asset allocation funds.

•        The market rates of return on mutual funds and private banking business vary by product. The product-level asset allocation was set by reference to the average in the 12 months prior to the valuation date of the composition of each comparto underlying each mutual fund or private banking product. On this basis, the average projected returns, before charges, on BF Network mutual funds and discretionary accounts were 5.02% (4.73% as at 30 June 2003 and 5.75% as at 31 December 2002) and 5.18% on Sanpaolo Invest asset management business (4.69% as at 30 June 2003).

•        Projected profits in Italy have been subjected to a tax charge (allowing for the aggregate impact of Ires and Irap) at an average rate of 37.25% for Fideuram Vita and 38.25% for banking entities.  Profits projected to arise in foreign subsidiaries have been taxed at normal local rates, allowing for the impact of taxation on profits remitted to Italy. For Irish domiciled companies, the aggregate tax charge (local taxation plus tax on dividends to be received) is 13.9%. Allowance has been made for the impact of tax-exempt income and the tax on mathematical reserves in Fideuram Vita.

•        Future experience for mortality, annuity take-up rates, lapse, surrender, and other exits, including rates of total and partial withdrawals on unit-linked and asset management business has been based on recent analysis of the operating experience of the Banca Fideuram Group, including SPI, supplemented by market knowledge where necessary.

•        General and administrative expenses associated with the life insurance and asset management business, at the consolidated level, have been subdivided by line of business, and fully allocated into investment, acquisition and maintenance expenses. Projected future maintenance expenses make allowance for inflation at 2.5% per annum.

•         Commissions and other payments to private bankers in respect of life and asset management business have been based on the recent operating experience of the Banca Fideuram Group, including SPI, on a consolidated line of business basis. Allowance has been made in the value added by new business and by migration and transformation for the cost of expected incentive payments.

•         Life business contract charges, terms and conditions, including surrender value bases, policyholder profit participation, management fees, and other charges, have been assumed to remain unaltered at the levels prevailing at the valuation date.

•         Commissions and other charges on asset management business have been projected assuming that the prevailing rates at the valuation date are maintained, including the communicated repricing. Average asset management fees have been determined in a fashion consistent with the asset allocation used in setting the investment returns.

•         All infragroup arrangements in force on 1 January 2004 are assumed to remain unchanged.

•         The cost of solvency capital for life insurance business has been determined on the basis of 100% of the EU minimum requirement based on the composition of consolidated net assets, with the appropriate taxation charge. The spread between the discount rate and after-tax earned rate on this basis is approximately 4%. The cost of solvency capital on these assumptions which has been allowed for in the value of in-force life business calculated using the central discount rate as at 31 December 2003 is € 95 million for the Banca Fideuram Network and € 5 million for the SPI Network. The cost of solvency capital which has been allowed for in the calculation of the value added by new sales in 2003 is €32 million.

FINANCIAL RESULTS

CONSOLIDATION

Holdings consolidated on a line-by-line basis as at 31.12.2003

		ownership
Name	Reg.Office	% direct	% indirect	% total
Banca Fideuram	Rome	—	—	—
Sanpaolo Invest SIM	Rome	100.00	—	100.00
Banque Privée Fideuram Wargny	Paris	—	94.82	94.82
Fideuram Asset Management	Dublin	100.00	—	100.00
Fideuram Bank (Luxembourg)	Luxembourg	99.98	0.01	99.99
Fideuram Bank (Suisse)	Zurich	—	99.95	99.95
Fideuram Fiduciaria	Rome	100.00	—	100.00
Fideuram Investimenti Sgr	Rome	99.50	—	99.50
Fideuram Gestions	Luxembourg	99.94	0.05	99.99
Fideuram Wargny Active Broker	Paris	—	94.82	94.82
Fideuram Wargny Gestion	Paris	—	94.77	94.77
Financière Fideuram	Paris	94.95	—	94.95
Sogesmar	Paris	—	94.40	94.40
Fideuram Wargny Gestion Sam	Monaco	—	94.78	94.78
Sanpaolo Invest (Ireland)	Dublin	100.00	—	100.00
W.D.W.	Paris	—	94.60	94.60

Holdings consolidated using the equity method

as at 31.12.2003

		ownership
Name	Reg.Office	% direct	% indirect	% total
Fideuram Assicurazioni	Rome	100.00	—	100.00
Fideuram Vita	Rome	99.80	—	99.80

A number of mergers were completed during 2003, including those of Fideuram Gestioni Patrimoniali and Fideuram Investimenti (previously Fideuram Fondi), and of Fideuram Capital and Banca Fideuram (following the sale of the company’s consultancy division to Fideuram Investimenti), with the aim of rationalising the Group’s services in order to achieve important savings.

In addition, Sanpaolo Invest’s 25% stake in the share capital of Sanpaolo Life was sold to Sanpaolo Vita.

A further transaction saw us rationalising the Sanpaolo Invest Network’s distribution services. Following the spin-off of its banking division to Banca Fideuram with effect from 1.7.2003, Banca

Sanpaolo Invest officially became a stockbroker in December, reflecting this status in its new name Sanpaolo Invest SIM.

These transactions had no influence on the structure of the Banca Fideuram Group as they are related to companies already consolidated on a line-by-line basis.

ANALYSIS OF THE STATEMENT

OF INCOME

In order to facilitate comparison with the prior year financial data, a pro-forma consolidated statement of income has been provided for 2002 which also includes Sanpaolo Invest’s result for the entire 2002 financial year.

Consolidated net income totalled €175.6m, up from the pro-forma figure of €150.4m for 2002.

The main factors influencing the change in income were as follows:

•        A €16.7m increase in the financial margin.

•        An €8.5m decline in net commission income and an €11.5m fall in income from investments carried at equity.

•        A €51.2m decrease in adjustments to goodwill and goodwill arising on consolidation.

•        A €36.8m decrease in allocations to provisions for risks and charges.

•        A €40.9m decrease in extraordinary items.

•        A €23.4m increase in the company’s tax burden.

Financial margin (€m)

	Q1	Q2	Q3	Q4	Total
Mark to Market of Banca Fideuram shares/Equity Swap	(10.8)	15.5	3.6	(4.4)	3.9
Income from Fideuram Wargny securities trading	3.9	4.6	1.9	1.7	12.1
Other	17.3	15.8	12.5	15.2	60.8
2003	10.4	35.9	18.0	12.5	76.8
Mark to Market of Banca Fideuram shares/Equity Swap	0.0	(4.3)	(9.3)	(7.5)	(21.1)
Income from Fideuram Wargny securities trading	1.9	1.0	1.0	2.8	6.7
Other	18.6	17.4	16.5	22.0	74.5
2002	20.5	14.1	8.2	17.3	60.1
Difference	(10.1)	21.8	9.8	(4.8)	16.7

•        The financial margin was €76.8m, a significant increase on the figure of €60.1m achieved in the previous year. This improvement was due to the following phenomena:

•         The impact of the transactions hedging the Banca Fideuram share price as part of the bonus schemes for our Private Bankers and employees for the 2002 financial year. These transactions generated losses of €10.3m during 2002.

•        The valuation of own shares, which accounted for €14.7m compared to the previous year (gains of €3.9m in 2003 and losses of €10.8m in 2002).

•         The €4.7m improvement in Fideuram Wargny’s financial margin due to strong securities trading (mainly bonds) on behalf of institutional customers.

•        The significant reduction in interest rates, which had a negative impact on the financial margin.

Net commission income (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	107.4	111.7	127.1	132.4	478.6
2002	131.5	134.1	110.6	110.9	487.1
Difference	(24.1)	(22.4)	16.5	21.5	(8.5)

•     Net commission income totalled € 478.6m, down slightly on the total for 2002.

This decline was moreover limited by the effects of the revision of the agreement with Fideuram Vita(1), which applied from 1.1.2003.

Overall, however, commission income in 2003 showed a clear reversal of the trend for 2002, with the second quarter exceeding the first by 4%, the third exceeding the second by 14% and the fourth exceeding the third by 4%.

Commission income is shown in greater detail below:

Recurring net commission income (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	106.1	110.4	119.2	125.2	460.9
2002	129.3	126.0	110.6	105.9	471.8
Difference	(23.2)	(15.6)	8.6	19.3	(10.9)

Net recurring fees totalled €460.9m, down slightly (2%) from 2002.

This decrease was moreover limited by a positive contribution of approximately €28m resulting from the effects of the above-mentioned revision to the agreement with Fideuram Vita(1). The decrease in

(1)          Changes to a number of the intercompany contracts between Banca Fideuram and Fideuram Vita increased the return commission paid by the subsidiary to the parent company in 2003. This had a positive impact of approximately € 32m on net commission income (€ 28.3m in recurring fees and € 3.7m in front-end fees), and a negative impact of the same amount, before tax, on Fideuram Vita’s statement of income.

recurring fees before this contribution may largely be attributed to the lower percentage of shares in average assets under management, which fell from 46% in 2002 to 33% in 2003.

In addition, the quarterly trend during 2003 was for constant growth, thanks to the increase in assets under management resulting from excellent inflow results and strong market performance.

Net front-end fees (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	18.3	19.1	20.7	29.7	87.8
2002	24.6	22.8	13.8	19.9	81.1
Difference	(6.3)	(3.7)	6.9	9.8	6.7

Net front-end fees increased €6.7m compared to the previous year.

This increase in front-end fees was due both to the changes to the aforementioned agreement with Fideuram Vita, which accounted for €3.7m, and increased securities trading activities on behalf of customers (approximately €3m).

Commission income net of incentives & other payables (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	(17.0)	(17.8)	(12.8)	(22.5)	(70.1)
2002	(22.4)	(14.7)	(13.8)	(14.9)	(65.8)
Difference	5.4	(3.1)	1.0	(7.6)	(4.3)

Commission income net of incentives and other payables, mainly incentives to the network, was down €4.3m compared to 2002.

As of 2003, this commission income also includes the expenses linked to the medium-to-long-term loyalty scheme for the Banca Fideuram Network, which totalled approximately €13m.

Income from investments carried at equity (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	5.7	12.7	7.9	10.7	37.0
2002	9.0	12.2	10.6	16.7	48.5
Difference	(3.3)	0.5	(2.7)	(6.0)	(11.5)

•     Income from investments carried at equity amounted to €37m, €11.5m down on 2002, when it totalled €48.5m.

The negative difference compared to the previous year was exclusively due to the lower profit of Fideuram Vita, resulting from the following main changes in the subsidiary’s statement of income:

•        A € 1.9m improvement in its financial performance, resulting on the one hand from a € 13.8m decline in its financial margin, and, on the other, from the fact that there were no valuation losses, in contrast to the prior € 15.6m negative impact of the valuation of its securities holdings.

•        A € 19.8m fall in net commission income caused by the negative impact of the revision to its agreement with Banca Fideuram, which was only partially offset by an increase in recurring fees resulting from the growth in unit-linked policies and a fall in front-end fees linked with a similar decrease in premiums written.

•        A € 6.2m increase in its technical result.

•        A € 0.9m increase in administrative costs.

•        A € 3.1m reduction in the company’s tax burden.

As at 31.12.2003 Fideuram Vita’s investments linked to traditional policies totalled € 3.3bn. Investment securities (only € 51m of which were shares) totalled € 2.3bn while dealing securities, in the form of bonds, totalled € 1bn.

Administrative costs (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	(79.8)	(84.7)	(76.9)	(80.2)	(321.6)
2002	(81.8)	(86.2)	(77.6)	(84.4)	(330.0)
Difference	2.0	1.5	0.7	4.2	8.4

•        Administrative costs in 2003 were € 8.4m down on the previous year.

Personnel expenses increased as a component of this from € 140.3m to € 147.3m.  This increase was due to the growth of the Fideuram Wargny Private Banker Network, which accounted for € 2.3m, and the € 1.6m bonuses that the French subsidiary paid as a result of the excellent results achieved from bond trading on behalf of institutional customers, with an increase of approximately 60% in turnover. The remaining € 3.1m were a result of wage increases and changes to national collective bargaining agreements.

These increases were partially offset by a reduction in the Banca Fideuram Group’s total staff, which fell by 25, excluding Fideuram Wargny.

Other administrative costs were reduced by € 14.1m, testifying to the success of our rigorous policy of controlling operating costs.

Other net revenues (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	7.5	5.8	7.1	5.5	25.9
2002	6.8	8.0	6.0	7.1	27.9
Difference	0.7	(2.2)	1.1	(1.6)	(2.0)

•        Other net revenues in 2003 were slightly down on the previous year and principally comprised amounts recharged to customers for indirect taxes.

Depreciation (€m)

Year	Q1	Q2	Q3	Q4	Total
2003	(9.0)	(10.2)	(10.3)	(13.1)	(42.6)
2002	(8.2)	(9.3)	(9.6)	(12.8)	(39.9)
Difference	(0.8)	(0.9)	(0.7)	(0.3)	(2.7)

•        Operating depreciation and amortisation of tangible and intangible fixed assets totalled € 42.6m, an increase of € 2.7m, almost all of which was due to new investments in software.

Adjustments, write-backs and provisions (€m)

	Q1	Q2	Q3	Q4	Total
Adjustments to goodwill and goodwill arising on consolidation	(1.6)	(1.7)	(1.6)	(1.5)	(6.4)
Adjustments to loans and provisions for guarantees and commitments	(0.2)	(0.7)	0.0	(3.4)	(4.3)
Adjustments to financial fixed assets	0.0	0.0	0.0	0.0	0.0
Write-backs of loans and provisions for guarantees and commitments	0.1	0.6	0.2	1.4	2.3
Write-backs of financial fixed assets	0.1	(0.1)	0.1	0.2	0.3
Provisions for risks and charges	(4.4)	(8.8)	(7.0)	(8.4)	(28.6)
2003	(6.0)	(10.7)	(8.3)	(11.7)	(36.7)

Adjustments to goodwill and goodwill arising on consolidation	(3.1)	(3.0)	(3.1)	(48.4)	(57.6)
Adjustments to loans and provisions for guarantees and commitments	0.0	(0.3)	0.0	(3.0)	(3.3)
Adjustments to financial fixed assets	0.0	0.0	0.0	(0.3)	(0.3)
Write-backs of loans and provisions for guarantees and commitments	0.1	0.1	0.1	0.8	1.1
Write-backs of financial fixed assets	0.2	(0.2)	0.0	0.0	0.0
Provisions for risks and charges	(9.0)	(9.6)	(28.6)	(18.2)	(65.4)
2002	(11.8)	(13.0)	(31.6)	(69.1)	(125.5)
Difference	5.8	2.3	23.3	57.4	88.8

•     Adjustments, write-backs and provisions in 2003 totalled € 88.8m less than in the previous year.

The difference was principally due to the following:

•         The impact of the write-down of the holding in Wargny in the 2002 financial year amounting to € 45.4m, together with lower amortisation of goodwill arising on consolidation in 2003, which totalled € 5.8m.

•        The fact that there were no extraordinary provisions for risks and charges regarding the Sanpaolo Invest network, which totalled € 27.1m in 2002.

•        The impact in 2003 of the precautionary allocations totalling € 5m to provisions for risks and charges.

Extraordinary items, income taxes and net income

	Q1	Q2	Q3	Q4	Total
Operating income	36.2	60.5	64.6	56.1	217.4
Net extraordinary income	(0.5)	(3.8)	(1.8)	(0.9)	(7.0)
Income before taxes and minority interests	35.7	56.7	62.8	55.2	210.4
Income taxes	(6.6)	(13.3)	(14.7)	(1.4)	(36.0)
Minority interest in net income	0.2	0.2	0.3	0.5	1.2
Net income 2003	29.3	43.6	48.4	54.3	175.6
Operating income	66.0	59.9	16.6	(14.3)	128.2
Net extraordinary income	0.8	5.3	15.9	11.9	33.9
Income before taxes and minority interests	66.8	65.2	32.5	(2.4)	162.1
Income taxes	(11.9)	(10.7)	5.4	4.6	(12.6)
Minority interest in net income	0.1	0.2	0.2	0.4	0.9
Net income 2002	55.0	54.7	38.1	2.6	150.4
Difference	(25.7)	(11.1)	10.3	51.7	25.2

•     Extraordinary items had a negative balance of € 7m compared to a positive balance of € 33.9m the previous year. The difference was due to the use of the Provision for General Banking Risks (€ 17.3m) in 2002, on the one hand, and to lower income from the sale of minority equity investments (approximately € 12m) on the other. Moreover there were charges totalling € 3.6m related to the tax amnesty concerning Banca Fideuram and Fideuram Capital in 2003 and extraordinary expenses for the organisational rationalisation of our French subsidiaries, which totalled € 4.2m.

•     Income taxes came to € 36m, up € 23.4m on the previous year as a result of a rise in the basic rate, partially offset by a €9.1m tax saving obtained thanks to the favourable outcome of the inquiry regarding the tax deductibility of the write-down of the holding in Wargny in 2002.

ASSET AND LIABILITY MANAGEMENT

Loans to ordinary customers amounted to € 737.5m, including € 622m in secured loans, an increase of over € 159m on 2002.

Non-performing loans net of write-downs amounted to € 2.5m (0.3% of the portfolio) compared to € 2.9m in 2002 (0.5% of the portfolio).

Loans to ordinary customers totalled € 3,581.3m, down € 316.6m on the figure at the close of the 2002 financial year.

Inflows totalled € 2,889m excluding the balances of companies in the Sanpaolo IMI Group and receipts as a depository bank for mutual funds.

Dealing securities totalled € 1,081.8m, down € 197.4m on the figure at the close of the 2002 financial year.

They were composed almost entirely of fixed-income securities, including over € 400m in securities issued by associate company IMI Bank (Lux), while almost 20% were Government Securities.

Investment securities totalled € 138m, an increase of € 19.8m on the previous year, and comprised approximately 199 million unit-linked policies issued by subsidiary Fideuram Vita on behalf of Banca Fideuram as part of its “partnership” loyalty scheme for the Fideuram Network.

The Group continued to be a net lender on the interbank market, with total deposits of € 2,528.5m (€ 3,020.3m as at 31.12.2002).

CONSOLIDATED SHAREHOLDERS’ EQUITY

Consolidated shareholders’ equity totalled € 1,012.4m as at 31.12.2003, an increase on the figure as at 31.12.2002 when it came to € 999.6m. The figure for shareholders’ equity is net of the value of own shares held by Banca Fideuram, totalling € 71.5m. The provision for the purchase of own shares amounted to € 250m.

The changes in shareholders’ equity are set out in the Notes to the Financial Statements while the reconciliation of Banca Fideuram’s net income and shareholders’ equity with the corresponding consolidated amounts is set out below. Note that the shareholders’ equity stated in this reconciliation includes own shares.

Reconciliation of the parent company’s shareholders’ equity and results with those of the Group

(In thousands of euros)

	2003		2002
	Shareholders’ equity	including: Net income for the year	Shareholders’ equity	including: Net income for the year

Parent company financial statement balances	950,047	167,807	934,034	129,930

Statutory results of subsidiaries:
• consolidated line-by-line	138,843	138,843	190,218	190,218
• carried at equity	36,229	36,229	47,619	47,619

Amortisation of goodwill:
• current year	(6,429)	(6,429)	(57,635)	(57,635)
• previous years	(180,420)	—	(121,691)	—

Excess over book value of:
• Companies consolidated line by line	86,478	—	40,524	10,068
• Companies carried at equity	222,609	—	183,493	—

Dividends net of tax credit:
• related to distribution of reserves	—	—	—	(28,848)
• related to income for the financial year	(161,483)	(161,483)	(225,265)	(225,265)

Other consolidation adjustments:
• deferred taxes on the income of subsidiaries	(254)	(3)	(348)	1,256
• write-back of intra-group goodwill and related amortisation, net of tax effect:
• Fideuram Vita	(3,170)	801	(3,971)	794
• Fideuram Investimenti	(7,290)	(7,290)
Reversal of write-down to holding	9,899	9,899	68,945	68,945
Other differences (*)	(1,243)	(2,760)	11,292	8,611
Consolidated financial statement balances (**)	1,083,816	175,613	1,067,215	145,694

(*)                 For 2002 mainly related to gains from the sale of Euronext SA.

(**)          Including own shares for an amount of €71.5 million as at 31.12.2003.

Consolidated Balance sheet including the Balance sheets of the Group’s insurance companies consolidated on a line-by-line basis

	31.12.2003	31.12.2002
	(€m)	(€m)
ASSETS
Cash	23.1	18.1
Due from banks	2,798.7	3,262.8
Loans to customer	749.8	614.3
Trading securities	1,219.8	1,299.0
Minor investments	0.2	1.5
Tangible fixed assets:	61.0	67.8
• Immovable property used by Insurance companies	7.9	8.0
• Other immovable property used for operating purposes	32.5	35.1
• Equipment, furniture and furnishings	20.6	24.7
Intangible fixed assets:	59.6	76.0
• Goodwill	16.2	25.2
• Other intangible fixed assets	43.4	50.8
Investments by Insurance companies:	10,416.1	8,025.6
• Dealing securities	8,040.5	6,756.7
• Investment securities	2,342.0	1,233.8
• Immovable property	33.6	35.1
Other assets	990.5	1,532.3
TOTAL ASSETS	16,318.8	14,897.4

LIABILITIES
Due to banks	270.1	241.4
Due to customers	3,462.0	3,785.1
Provisions:	10,720.1	9,059.0
• Technical reserves of Insurance companies	10,447.3	8,806.7
• Taxation	65.2	63.7
• Other provisions	207.6	188.6
Other liabilities	651.5	610.7
Subordinated liabilities	200.5	198.5
Minority interests	2.3	3.1
Share capital	254.9	254.9
Reserves	581.8	599.0
Net income	175.6	145.7
TOTAL LIABILITIES	16,318.8	14,897.4

Consolidated Statement of income including

the Statements of income of the Group’s insurance companies consolidated on a line-by-line basis

	2003	2002
	(€m)	(€m)
Net interest income:	73.6	91.6
• Interest earned by Insurance companies*	21.8	30.6
• Other interest	51.8	61.0
Net commissions	425.7	442.7
Dealing profits :	28.7	(18.4)
• Profits of Insurance companies	2.5	(8.8)
• Other profits	26.2	(9.6)
Results of insurance operations:	105.0	81.2
Other revenue (expenses), net	23.8	24.3
Gross margin	656.8	621.4
Administrative costs:	(337.0)	(313.3)
• Payroll costs	(155.2)	(139.0)
• Other administrative costs	(181.8)	(174.3)
Depreciation and provisions	(84.1)	(143.6)
Income before taxes and minority interests	235.7	164.5
Net extraordinary income	(7.4)	18.4
Income taxes	(53.8)	(37.9)
Net income attributable to minority interests	1.1	0.7
Net income	175.6	145.7

*       net of allocation to Customers.

HUMAN RESOURCES, PRODUCTS AND SERVICES

PRIVATE BANKERS AND EMPLOYEES

The group’s distribution structure was reduced by 211 during 2003 and numbered a total of 4,543 private Bankers for both Networks at year end, including 76 insurance consultants.

This fall in numbers, which affected both networks, resulted from the decision to limit recruitment, which would have been too onerous considering the market situation.

Banca Fideuram Private Bankers

	Beginnig of period	in	out	net	End of period
1.1.2003-31.12.2003	3,520	108	215	(107)	3,413
1.1.2002-31.12.2002	3,795	64	339	(275)	3,520

Banca Sanpaolo Invest Private Bankers

	Beginnig of period	in	out	net	End of period
1.1.2003-31.12.2003	1,234	67	171	(104)	1,130
1.1.2002-31.12.2002	1,493	173	432	(259)	1,234

The Banca Fideuram Group’s staff numbers fell by 12 from 2,007 as at 31.12.2002 to 1,995 as at 31.12.2003.

The Fideuram Wargny Group’s staff increased by 13 from the figure as at 31.12.2002, including 5 Private Bankers recruited as employees in accordance with French law.

There were a number of personnel transfers during the year linked to the Group’s corporate restructuring. In particular, the investment services sector saw a total of 85 employees, 59 from Fideuram Capital and 26 from Fideuram Gestioni Patrimoniali, transfer to Fideuram Investimenti (previously Fideuram Fondi), while 143 Banca Sanpaolo Invest employees were transferred to Banca Fideuram after its banking division was spun off to Banca Fideuram and Sanpaolo Invest was subsequently reconfigured as a stockbrokers.

Lastly, the merger of Fideuram Capital and Banca Fideuram resulted in 11 employees being transferred to Banca Fideuram.

Banca Fideuram recruited a total of 176 new employees, including 9 on fixed-term contracts, and terminated the employment of 22, continuing its support programme to develop the professional skills in its people that are required to advance the company’s business.

Training activities in 2003 were focussed on specialist financial areas and refresher training providing professional updates on developments in the main reference legislation governing the banking sector as well as on those areas of organisational behaviour of greatest interest to the Bank.

In addition, we also launched special initiatives to facilitate the operational integration of the staff transferred from Sanpaolo Invest and to promote effective branch support for the Sanpaolo Invest network of Private Bankers.

Special attention was, moreover, dedicated to developing the required IT and language skills.

Last but not least, an experimental e-learning platform was launched to provide self-learning programmes on technical, specialist and behavioural areas.

Employees

(turnover)

	31.12.2003	31.12.2002
Banca Fideuram	1,314	1,160

Subsidiaries
Sanpaolo Invest SIM	53	222
Fideuram Asset Management (Ireland)	12	9
Fideuram Assicurazioni	23	24
Fideuram Bank (Luxembourg)	75	78
Fideuram Bank (Suisse)	23	21
Fideuram Capital Sim	—	69
Fideuram Fiduciaria	4	4
Fideuram Investimenti Sgr	107	22
Fideuram Gestioni Patrimoniali Sim	—	26
Fideuram Gestions (Luxembourg)	23	22
Fideuram Vita	101	103
Fideuram Wargny Group (France)	260	247
TOTAL FOR SUBSIDIARIES	681	847
GROUP TOTAL	1,995	2,007

Number of Fideuram Wargny employees dedicated to Private Bankers: 43

FIDEURAM ONLINE

At the end of the year, over 127,000 customers were subscribed to Fideuram Online (74% Banca Fideuram and 26% Sanpaolo Invest) an increase of 65% on the previous year.

Over 50% of the Banca Fideuram Group’s stockbroking business took the form of online trading, which accounted for approximately 700,000 transactions with a total value of over e 2.5bn (up 47% on 2002).

Current account usage also increased significantly, with over 85,000 Internet transfers being completed during 2003 (+105% on 2002), amounting to 37% of all transfers by Banca Fideuram Group customers.

This growth in operations was accompanied by the launch of important new services:

•        The introduction of trading in Derivatives (futures and options) listed on the Italian derivatives market (IDEM).

•        The redesign and rewriting of our corporate website.

•        The extension of Fideuram Online’s services to Sanpaolo Invest customers.

•        The introduction of Fideuram Outlook, a trading area where customers can consult regular Fideuram Investimenti bulletins on world economic trends.

•        Improved graphics and navigation functions for our Private Banking service.

During 2004 we plan to introduce trading in shares listed on the London Stock Exchange and provide customers with Risk Analyses for bonds and options, while further developing and improving our Online Trading platform.

We also plan to launch new instruction functions for Current Accounts as well as to upgrade our Current Account and Mutual Fund graphics and services.

Lastly, we will redesign and rewrite the Sanpaolo Invest corporate site.

RESEARCH AND DEVELOPMENT

PRODUCTS AND ACTIVITIES

Our product development work was centred on two areas in 2003:

•        Completing our project for fully modernising the Banca Fideuram product range.

•        Developing Sanpaolo Invest’s product range, exploiting the Group’s proven product development potential.

Banca Fideuram has dedicated special care to the products and services it offers Upper Affluent and High Net Worth customers both from its Planning Line, designed for customers who want to build up sufficient capital over time to maintain their standard of living upon retirement, and from its Value Line, which allows customers to exploit market opportunities following a more speculative approach with residual financial resources than they would adopt for their long-term financial planning.

The Planning Line has extended the fund options available for Asset Management Fund investments and personalised fiduciary asset management in particular, for clients with assets in excess of €350,000, offering over 30 choices including 14 sector options from the beginning of 2004.

The Value Line saw the launch of a process for the continuous issue of Certificates in collaboration with leading international investment houses.

The six Certificates issued during 2003 were offered to customers with very high risk propensity interested in innovative investments in highly-specialist markets.

In addition, we strengthened the Multimanager approach in the Value Line with the addition of a number of new specialist sectors (Fonditalia Bond Global High Yield, Fonditalia Bond Global Emerging Markets and Fonditalia Equity Global Emerging Markets) handled by specialist managers selected on the basis of their ability to deliver consistently strong results over time and reliability in the investment process.

In addition, we completed a series of important initiatives to expand the Sanpaolo Invest product range in 2003.

In early July we made the entire Banca Fideuram banking platform available, including current accounts, securities trading and the Moneta Attiva service which combines a current account and liquidity fund.

In October we completed the process for extending the entire range of Fideuram Vita unit-linked policies to the Sanpaolo Invest Network.

Moreover, since the beginning of 2004, Sanpaolo Invest has been offering the Group’s personalised fiduciary asset management product SPI Profit, increasing the already extensive range of asset management fund products offered by the Network.

These product development activities were accompanied by an intense training plan for our Network of Private bankers. Particular attention was concentrated on improving the relationship-building and management skills of those Banca Fideuram Private Bankers recruited in the last 5 years. While the focus for Sanpaolo Invest was on the new products made available to the Network.

SYSTEMS AND
INFORMATION MANAGEMENT

A major role of Banca Fideuram’s Systems and Information Management Division during 2003 was to implement the programme for integrating Banca Sanpaolo Invest, centred on the banking division in particular. This involved carrying out the automatic migration of Banca Sanpaolo Invest’s customers to the Banca Fideuram system and separating the management of the investment acquisition and disposal processes in a multi-network solution.

A new data network was set up to connect all Sanpaolo Invest’s branches and we completed extending Banca Fideuram’s technological infrastructure (e-mail systems, portal, unified company Intranet access and security) to Sanpaolo Invest’s private bankers.

The many other activities related to the acquisition of Sanpaolo Invest by the Banca Fideuram Group included the following in particular:

•        All the IT-related organisational interventions required to enable the Sanpaolo Invest Network to sell Fideuram financial products.

•        The completion of those Sanpaolo Invest projects that had already been launched or planned and were taken on by Banca Fideuram’s systems and IT infrastructure.

•        The transfer to the Banca Sanpaolo Invest Network of the procedures adopted by Banca Fideuram for planning and monitoring its marketing activities, planned for release to the Sanpaolo Invest Network at the end of the first quarter of 2004.

•        The integration of Sanpaolo Invest SIM’s accounting in Banca Fideuram’s application system, which manages the procedure under an accounting services outsourcing agreement.

Otherwise, the main initiatives implemented were as follows:

•        The offer and financial planning tools for Banca Fideuram Private Bankers were revised extensively to support the introduction of our new sales approaches.

•        We started using IT tools for taking and giving instructions and managing certificates and derivatives.

•        We completed the process of transferring Disaster Recovery to our parent company Sanpaolo IMI’s centre in Settimo Torinese, which offers significant performance advantages compared to the previous solution.

•        We made good progress with the implementation of a new system for administering our funds’ securities holdings and calculating their Net Asset Value. This project will be adopted by our companies both inside and outside Italy from the end of the first quarter of 2004.

•        We completed upgrading our systems in line with the development of the interbank network’s procedures, which involved the Banca Fideuram Group in a joint project integrating us in the SWIFT network together with our Parent Company Sanpaolo IMI.

•        A consolidation server has been implemented for Banca Fideuram’s UNIX systems, enabling us to rationalise our management processes, reduce our technology costs and lay a more effective foundation for the development of our Disaster Recovery procedures.

•        The new company accounting procedure that was deployed by Banca Fideuram in the 2002 financial year has now been adopted in production together with our parent company.

•        We integrated the accounting procedures of Fideuram Capital, Fideuram Fondi and Fideuram Gestioni Patrimoniali, which were merged to form the new company Fideuram Investimenti SGR.

•        We developed and implemented a new information system for the Inspectorate, which allows us to monitor and carry out prior analyses on the activities of the Network and Bank using advanced techniques.

A series of equally significant projects have been planned for 2004, including the following:

•        The development of systems that will enable the Fideuram Network to also offer the third-party products currently provided by Sanpaolo Invest.

•        The development and deployment of new applications for Sanpaolo Invest borrowed from the Fideuram Network’s application portfolio.

•        Interventions linked to implementation of the International Accounting Standards.

•        The extension of the administrative and auditing systems currently used by Banca Fideuram to Sanpaolo Invest, including the new information system for the Inspectorate and the network administration and management system.

•        The development of new management control and profitability analysis systems, in particular for analyses by network/product.

•        Interventions for optimising our product development systems in the Asset Management area.

Lastly, in accordance with the provisions of Italian data protection legislation (Legislative Decree No 196 of 30 June 2003, “Codice in materia di protezione dei dati personali” - “Code regarding the protection of personal data”), our Security Programme Document, which is currently being finalised, will be completed by the deadline specified in said legislation (31 March 2004).

EXPANSION ABROAD

ACTIVITIES ABROAD

The business of the Group’s foreign banks operating in the private banking sector benefited from the partial recovery in the financial markets during the year.

Fideuram Bank (Suisse) confirmed the positive trend for inflows at year end that had already been observed in the first quarter. The positive performance of the main international stock markets contributed to increasing assets under management and under administration, narrowing the gap between historical net inflows and total assets under management. At the same time, returning confidence in the financial markets combined with a strong marketing commitment achieved a steady shift from assets under administration to assets under management, with customers taking up the Group’s various different forms of managed investment products. In particular, the Swiss bank extended its business from the distribution of Luxembourg asset management fund services to the direct sale of the Group’s mutual fund products.

Fideuram Bank (Luxembourg) developed the functions it provides as a Depository Bank for the group’s local funds and as a provider of IT, administrative and back-office services for its affiliated companies in other countries. Where the latter is concerned, the Bank consolidated the administrative support it provides affiliated company Fideuram Asset Management (Ireland) and continued its work with Banque Privée Fideuram on adapting our private banking products to the French market and our training programmes to their local marketing personnel. The Luxembourg Bank achieved a 19.5% increase in the asset management services it provides in the Group’s Luxembourg mutual funds compared to the figure for the beginning of the year. We plan to develop the Bank’s role in the operating processes of the Irish funds managed by Sanpaolo Invest Ireland (Sanpaolo Invest Funds) from Spring 2004, enabling it to act as a Global Sub-Custodian.

In Ireland, Fideuram Asset Management (Ireland) extended its provision of asset management services to include Sanpaolo Invest Ireland’s funds in addition to the group’s Luxembourg mutual funds.

In France, 2003 was an important transitional year in the development of the group’s business. Inflow results exceeded expectations and work continued on developing Banque Privée Fideuram Wargny’s private banking operations through the growth of its private banker distribution network. Brokerage business was up on the previous financial year thanks to the positive contribution of bond trading on behalf of institutional clients.

The group’s organisational structure was practically completed during the year, with the filling of a number of key roles in our organisation chart and the launch of a plan for rationalising the organisation of a number of our production departments.

SUPPLEMENTARY INFORMATION

INTERNAL AUDIT

During 2003, the organisational structure of the Audit team remained unchanged from 2002. The number of auditors in the team increased by 10 to a total of 41 as a result of the integration of subsidiary Sanpaolo Invest.

We completed the development of the new information system for the remote auditing of our private bankers’ activities.

During the year, we received a total 5,103 written complaints an increase of approximately 3% on the 4,920 received in 2002. The average response time to customers was approximately 21 days and therefore almost the same as in 2002.

TRANSITION TO INTERNATIONAL

ACCOUNTING STANDARDS

The bank set up a Technical Executive Committee responsible for supervising and coordinating the process of bringing the Bank’s practices for preparing the financial statements into line with the international accounting standards / international financial reporting standards (IAS/IFRS). The committee’s work is coordinated with that of an analogous body at parent company Sanpaolo IMI and benefits from the support of external consultants.

SUBSEQUENT EVENTS AND

BUSINESS OUTLOOK

In January 2004, the Competition Authority launched an investigation regarding Fideuram Vita. The enquiries conducted by the Competition Authority concern a number of insurance companies and are focused on alleged anti-competitive restrictive practices regarding the purchase of a database on life insurance products produced by a specialist company with whom Fideuram Vita has already broken off all relations.

During February, the Bank’s Board of Directors approved the spin-off of its stake in Fideuram Vita to Sanpaolo IMI and the completion of a distribution contract with the newly-formed “Group insurance arm”.

The transaction strengthens the industrial and financial character of Banca Fideuram as a listed bank specialising in financial consultancy, asset management and private banking, without altering Banca Fideuram’s control over the financial levers required for the creation of value.

Subject to the approval of the Board of Directors, having received the opinion of independent advisors, of the specific terms of the spin-off with particular regard to the share swap ratios and of the distribution contract in line with market standards, the transaction shall be completed in accordance with the relevant technical requirements and regulatory authorisations required.

Banca Fideuram sold its 100% stake in Fideuram Assicurazione to Fideuram Vita in the first quarter of 2004.

The judicial authorities have launched investigations regarding, amongst others, certain of the Banca Fideuram Group’s private bankers and a number of employees of its subsidiary Fideuram Bank (Suisse).

The cases are all for unlawful practice (consisting in the offer of investment services or financial products by someone who is not authorised to do so in Italy), with the exception of one private banker who is also charged with money laundering.

The Bank set up a special working party to carry out a rapid and rigorous fact-finding study and collaborated as promptly and fully as possible with the Investigating Authorities.

The financial results are expected to show a considerable improvement on those for the last two years providing there are no significant negative market trends.

THE BOARD OF DIRECTORS

Rome, 12 March 2004

2003

CONSOLIDATE FINANCIAL STATEMENTS

Consolidated balance sheet

(Figures in thousands of euros)

		31.12.2003	31.12.2002
ASSETS
10	Cash and deposits with central banks	23,109	18,046
20	Treasury securities and similar bills eligible for refinancing with central banks	177,200	94,623
30	Due from banks:	2,798,629	3,261,666
	a) repayable on demand	1,128,078	1,164,974
	b) other deposits	1,670,551	2,096,692
40	Loans to customers	737,510	578,359
50	Bonds and other debt securities:	1,036,124	1,199,923
	a) public issuers	38,476	37,492
	b) banks	844,085	1,085,340
	c) financial institutions	31,465	24
	d) other issuers	122,098	77,067
60	Shares, quotas and other equities	6,503	4,460
70	Equity investments	150	144
	b) other	150	144
80	Investments in Group companies:	443,793	385,407
	a) carried at equity	443,767	384,111
	b) other	26	1,296
90	Goodwill arising on consolidation	16,243	19,657
100	Goodwill arising upon application of the equity method	—	4,109
110	Intangible fixed assets	39,847	46,527
	including: goodwill	—	1,367
120	Tangible fixed assets	52,600	58,910
140	Own shares (par value euro 0,26)	71,550	67,650
150	Other assets	435,668	456,409
160	Accrued income and prepaid expenses:	187,344	62,031
	a) accrued income	10,176	26,292
	b) prepaid expenses	177,168	35,739
TOTAL ASSETS		6,026,270	6,257,921

Chairman of the	Managing Director and	Administration and
Board of Directors	General Manager	Reporting Director
Rainer Stefano Masera	Ugo Ruffolo	Paolo Bacciga

Consolidated balance sheet

(Figures in thousands of euros)

		31.12.2003	31.12.2002
LIABILITIES AND SHAREHOLDERS’ EQUITY
10	Due to banks:	270,145	241,406
	a) repayable on demand	189,939	101,349
	b) time or notice deposits	80,206	140,057
20	Due to customers:	3,581,268	3,897,930
	a) repayable on demand	3,151,225	3,040,009
	b) time or notice deposits	430,043	857,921
30	Securities issued:	3,285	3,070
	b) certificates of deposit	—	—
	c) other securities	3,285	3,070
50	Other liabilities	603,122	582,915
60	Accrued expenses and deferred income:	12,059	12,703
	a) accrued expenses	11,865	12,618
	b) deferred income	194	85
70	Severance fund	35,665	33,159
80	Provisions for risks and charges:	234,979	216,689
	b) taxation	64,871	62,998
	d) other provisions	170,108	153,691
110	Subordinated liabilities	200,547	200,547
120	Negative goodwill arising upon consolidation	9,870	13,021
130	Negative goodwill arising upon application of the equity method	—	—
140	Minority interests	1,384	2,287
150	Capital	254,876	254,876
160	Additional paid-in capital	52,737	52,737
170	Reserves:	578,466	588,633
	a) legal reserve	50,975	47,281
	b) reserve for own shares	71,550	67,650
	d) other reserves	455,941	473,702
180	Revaluation reserve	12,254	12,254
200	Net income	175,613	145,694
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		6,026,270	6,257,921

Guarantees and commitments

10	Guarantees given	98,592	99,197
	including: other guarantees	98,592	99,197
20	Commitments	403,719	955,523

Chairman of the	Managing Director and	Administration and
Board of Directors	General Manager	Reporting Director
Rainer Stefano Masera	Ugo Ruffolo	Paolo Bacciga

Consolidated statement of income

(Figures in thousands of euros)

			2003	2002
10		Interest income and similar revenues	129,011	174,891
	including from:	• loans to customers	25,279	27,670
		• debt securities	32,786	47,884
20		Interest expense and similar charges	(78,422)	(114,186)
	including on:	• deposits from customers	(62,584)	(95,209)
		• securities issued	(7,007)	(8,625)
30		Dividends and other revenues:	1,047	343
		a) from shares, quotas and other equities	12	10
		b) from equity investments	1,035	333
40		Commission income	823,142	744,493
50		Commission expense	(344,553)	(288,131)
60		Dealing profits (losses)	26,168	(9,664)
70		Other operating income	25,955	23,434
80		Administrative costs:	(321,532)	(296,278)
		a) payroll	(147,273)	(131,219)
	including:	• wages and salaries	(102,962)	(90,333)
		• social security contributions	(31,647)	(27,908)
		• severance indemnities	(5,566)	(5,413)
		• pensions and other commitments	(2,641)	(2,172)
		b) other administrative costs	(174,259)	(165,059)
90		Adjustments to intangible and tangible fixed assets	(48,993)	(93,356)
100		Provisions for risks and charges	(28,628)	(43,433)
110		Other operating expenses	(1,055)	(576)
120		Adjustments to loans and provisions for guarantees and commitments	(4,315)	(3,303)
130		Write-backs of loans and provisions for guarantees and commitments	2,245	1,126
150		Adjustments to financial fixed assets	(7)	(289)
160		Write-backs of financial fixed assets	309	15
170		Income (losses from investments carried at equity)	37,046	48,560
180		Operating income	217,418	143,646
190		Extraordinary income	10,400	22,654
200		Extraordinary expenses	(17,369)	(6,180)
210		Net extraordinary income	(6,969)	16,474
230		Change in reserve for general banking risk	—	2,301
240		Income taxes	(36,013)	(17,580)
250		Minority interests	1,177	853
260		Net income	175,613	145,694

Chairman of the	Managing Director and	Administration and
Board of Directors	General Manager	Reporting Director
Rainer Stefano Masera	Ugo Ruffolo	Paolo Bacciga

NOTES TO THE CONSOLIDATED

FINANCIAL STATEMENTS

FORM AND CONTENT OF THE CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements as at 31.12.2003 were drawn up in accordance with the current provisions of the Italian supervisory authority for companies listed on the stock market. They comprise the accounts of Banca Fideuram and of those banking and finance companies operating in Italy and abroad in which it directly holds a majority of the share capital. Investments in subsidiaries whose activities differ from those described above, namely insurance, are valued using the equity method. The financial statements used for this purpose are those prepared in accordance with the accounting principles specific to the business sectors concerned.

It should be noted that the consolidated statement of income for the 2002 financial year and the related schedules from the notes to the financial statements accompanying it, provided for purposes of comparison, only include the results of subsidiary Sanpaolo Invest SIM for the fourth quarter of 2002. The notes to the consolidated financial statements contain a list of the companies consolidated line-by-line, together with investments carried at equity and those valued at cost.

CONSOLIDATION PRINCIPLES

The consolidation principles applied comply with the provisions of Italian Legislative Decree 87/1992. The book value of investments involving an equity interest of more than 50% is offset against the corresponding portion of shareholders’ equity. These adjustments are based on the book value of the investments at the time they were acquired. The differences arising from these operations are classified as follows:

•        They are classified as assets in the consolidated balance sheet if positive (book value of the investment exceeds the related shareholders’ equity), and amortised in equal instalments over ten years starting from the date of acquisition, a period that is regarded as appropriate considering the activities and growth plans of the companies acquired. However, the goodwill arising from the acquisition of the investments in the French Fideuram Wargny group companies was written down by a further € 45.4m at the end of the 2002 financial year to reflect the fall in value that had occurred.

•        They are classified as liabilities in the consolidated balance sheet if negative (book value of the investment lower than the related shareholders’ equity).

Minority interests in shareholders’ equity and in results for the period are classified separately.

Holdings of between 20% and 50% as well as controlling interests in companies outside the banking and finance sectors, or that do not contribute directly to the activities of group companies are valued using the equity method. In particular, the excess book value of the corresponding portion of shareholders’ equity at the time of the acquisition of the insurance company Fideuram Vita was classified as “Goodwill arising upon application of the equity method” and amortised over a period of ten years, which ended with the close of the 2003 financial year, this period being regarded as more appropriate considering the average life of the subsidiary’s portfolio of insurance policies. The shortfall in book value with respect to the corresponding portion of shareholders’ equity is classified as “Negative goodwill arising upon application of the equity method”. Changes in the value of shareholders’ equity subsequent to the date of calculating the above differences are classified as “Income (losses) from investments carried at equity” as appropriate.

Dividends recorded in the financial statements of the parent company in relation to investments consolidated line by line or using the equity method are eliminated. Intra-group balances and transactions between consolidated companies (incomes and expenses) are eliminated. Where appropriate, deferred tax assets and liabilities are recorded in relation to the related consolidation adjustments. The financial statement data of consolidated foreign companies outside the euro area are translated to euros at the period-end exchange rates. Differences arising from the translation of these companies’ shareholders’ equity are classified as “Other reserves”.

Minor investments (holdings of less than 20%) are valued at cost.

FUNCTIONAL CURRENCY

The consolidated financial statements are stated in thousands of euros.

DATE OF CONSOLIDATION

The reference date of the consolidated report is the accounting reference date for the financial statements of Banca Fideuram and the other consolidated companies.

CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements are prepared using the financial statements as at 31.12.2003 approved by the Boards of Directors of the individual companies concerned.

Where necessary, they were reclassified to ensure consistency of presentation.

PART A

ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with the provisions of Italian Legislative Decree 87/1992 and the requirements of the Governor of the Bank of Italy’s Regulations of 7/1992 and subsequent amendments. They also take into account the technical clarifications provided by the Bank of Italy and comply with the accounting policies issued by the professional body of the Italian accounting profession (Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri) or, in the absence thereof, by the International Accounting Standards Board (IASB). The accounting policies adopted are the same as those used to prepare the financial statements as at 31.12.2002. The accounting policies adopted to prepare the consolidated financial statements are the same as those used for our parent company Sanpaolo IMI.

A - SECTION 1

STATEMENT OF ACCOUNTING POLICIES

1. LOANS, GUARANTEES AND COMMITMENTS

Loans

Loans to customers are recorded in the financial statements at their estimated realisable value. This value is determined, with respect to the gross value of loans outstanding at period-end, by deducting estimated losses of principal and interest that take careful account of the solvency of specific non-performing, problem and restructured loans, as well as the general risk of future default inherent in other performing loans.

Write-downs to restructured and problem loans are calculated also taking into account the potential impact on income resulting from the application of lower interest rates in the financial year than those offered to ordinary customers.

Any increase in the value of loans with respect to their estimated realisable value at the end of the prior year is credited to the statement of income item “Write-backs of loans and provisions for guarantees and commitments”. Default interest is recognised to the extent considered recoverable. Discounted notes not yet due are recorded at nominal value, while the related interest not yet earned at period end is classified as “Deferred income”. Amounts due from banks are stated at nominal value. In addition, amounts due from certain banks resident in countries with high risk ratings are adjusted on a presumptive basis that takes the debt-servicing difficulties of the country of residence into account.

Guarantees and commitments

Guarantees given are recorded at the total value of the exposure, while commitments to pay out funds are recorded at the amounts to be paid. Guarantees and commitments involving the assumption of credit risk are valued on the basis described regarding loans. Securities receivable are recorded at the forward price contractually agreed with the issuer.

2. SECURITIES AND OFF-BALANCE-SHEET

TRANSACTIONS

(other than foreign currency transactions)

Securities transactions are recorded as at the time of settlement.

Investment securities

Investment securities are valued at their historical purchase cost. They are written down if there is a lasting deterioration in the solvency of the issuer or ability of the related country of residence to repay the debt. The original value is reinstated if the reasons for the write-down cease to apply. The difference between the purchase cost and related redemption price of fixed-income securities is classified as an adjustment to the interest earned by such securities. This adjustment is made on an accruals basis in relation to the residual period until the securities mature.

Dealing securities

Securities held for dealing and/or treasury management purposes are not deemed to be investment securities. They are valued as follows:

•        If listed on regulated markets, they are valued at the official period-end quoted prices.

•        If unlisted, they are valued at whichever is the lowest of the daily moving weighted average cost or estimated realisable value, determined in relation to the prices for similar securities quoted on regulated markets, and the current value of future financial flows, discounted at an appropriate market rate. This estimate also takes the solvency of the issuer into account.

The results of valuations performed using the above criteria are recorded in the statement of income item “Dealing profits (losses)”. The original value of securities is reinstated if the reasons for any write-downs in previous financial years cease to apply.

The issue discount of fixed-income securities is recorded on an accruals basis and credited to the value of securities.

Repurchase agreements

Repurchase agreements that require the holder to resell the securities acquired when the agreement matures are recorded as loans and payables in the financial statements. The cost of borrowing and revenues from lending, represented by the interest coupons due on securities and the difference between the spot and forward prices, are recorded as interest on an accruals basis in the statement of income.

Repurchase agreements collateralised by securities issued by IMI Bank Lux are recorded as spot purchases and forward sales of securities in the financial statements and therefore contribute to the change in securities holdings.

Off-balance-sheet transactions in securities

Purchase commitments are recorded on the same basis adopted to value the destination portfolio. Conversely, sale commitments are valued taking the contractual forward sale price into account as well.

Security derivatives

Assets and derivative contracts are valued separately. When they are linked, however, the contracts are valued in the same way as the assets they hedge. The results of these valuations, which solely concern dealing transactions, are recorded in the statement of income.

3. EQUITY INVESTMENTS

Investments in group companies that are not consolidated line-by-line are valued using the equity method unless they represent minor or insignificant equity investments. Other equity investments are valued at LIFO cost, using annual layers. The book value is written down when the loss in value of an equity investment is deemed to be permanent. The original value is reinstated if the reasons for any write-downs cease to apply. Equity investments denominated in foreign currency are recorded using the exchange rates prevailing at the time they were purchased.

4. ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES

(including off-balance-sheet transactions)

Foreign currency transactions are recognised at the time they are settled. Assets, liabilities and spot off-balance-sheet transactions still to be settled are translated to the functional currency using the period-end exchange rates. The effect of this valuation is reflected in the statement of income. Forward off-balance-sheet transactions entered into for hedging or trading purposes are valued using the spot or forward exchange rates applicable at period end respectively. The effect of this valuation is reflected in the statement of income. Assets/liabilities and foreign currency derivative contracts are valued separately. When they are linked, however, they are valued in the same way. The results of these valuations are recorded in the statement of income.

Trading contracts are valued using the forward exchange rates applicable at period end for the maturities of the contracts concerned. Hedging contracts are valued using the spot exchange rates applicable at period end.

5. TANGIBLE AND INTANGIBLE FIXED ASSETS

Tangible fixed assets are recorded at purchase cost, including related expenses, as increased by the cost of improvements and the revaluations recorded in prior years in accordance with related legislation.

The book value is determined by deducting accumulated depreciation from the gross value defined above. This depreciation is calculated systematically on a straight-line basis over the residual useful lives of the assets concerned, starting from the year they enter service.

Tangible fixed assets used by third parties under finance lease arrangements are reflected in the consolidated financial statements using lease accounting methods.

Intangible fixed assets, including enjoyment rights and costs attributable to more than one year, are recorded with the agreement of the Board of Auditors, where required by law, and stated net of accumulated amortisation calculated systematically over their estimated useful lives, which do not exceed five years. In previous financial years Banca Fideuram calculated the monetary revaluation of tangible fixed assets (mainly buildings) in accordance with Italian law for the amounts set out in Part B, section 4.

6. OWN SHARES

Own shares held are valued at their market value at period end.

7. OTHER ASPECTS

Provision for employee severance indemnities

The Provision for employee severance indemnities covers the entire liability to all employees, accrued in accordance with current legislation and employment agreements, net of amounts transferred to the pension and welfare fund of parent company Sanpaolo IMI in accordance with the agreements entered into by the companies and trade union representatives.

Provisions for risks and charges

The Provision for taxation represents the liability for income taxes, estimated in accordance with current legislation, and includes the provision for deferred tax liabilities. Accounting policy No. 25 of the CNDCeR, the professional association for accountants in Italy (referred to in notice No. 99059010 of 30.7.1999 of the Italian National Commission for Listed Companies and the Stock Exchange (CONSOB), and the Bank of Italy regulations dated 3.8.1999) has been applied, in accordance with which deferred tax assets and liabilities are recognised in accordance with the accruals principle. Deferred tax assets and liabilities reflect the tax effect of timing differences between the book value of assets and liabilities and their value for tax purposes. This provision also covers the taxes that the bank expects to pay on the earnings of foreign equity investments, which will be taxable in the form of foreign dividends when they are collected in Italy.

The item “Income taxes” therefore consists of the sum of current taxes and changes in deferred tax assets and liabilities. The item Other provisions covers known or likely liabilities and charges, the timing and amount of which cannot be determined with certainty at period end or by the date the report is finalised. The provisions reflect the best estimates possible on the basis of the information available.

Revenues and expenses

Interest income and expense and other revenues and costs are recorded on an accruals basis in accordance with the matching principle.

Default interest earned during the period is only recognised in the financial statements to the extent that it is deemed to be recoverable.

A - SECTION 2

ADJUSTMENTS AND PROVISIONS

FOR TAXES

No adjustments or provisions were recorded solely for tax purposes.

PART B

NOTES TO THE CONSOLIDATED
BALANCE SHEET

B - SECTION 1

LOANS

Item 10 “Cash and deposits with central banks and post office”

31.12.2003

	Euro	Foreign currency	Total
Cash deposits	22,958	111	23,069
Deposits with post offices	7	33	40
Total	22,965	144	23,109

Item 30 “Due from banks”

	Euro	Foreign currency	Total
a) On demand
Current accounts	60,606	4,231	64,837
Deposits on demand	1,028,336	23,449	1,051,785
Adjustments	11,456	—	11,456
Total on demand	1,100,398	27,680	1,128,078
b) Other loans
Deposits in central banks	26,834	—	26,834
Time deposits	477,807	136,732	614,432
Repurchase agreements	850,570	178,608	1,029,178
Total other loans	1,355,211	315,340	1,670,551
Total due from banks	2,455,609	343,020	2,798,629

Item 40 “Loans to customers”	31.12.2003

	Euro	Foreign currency	Total

Current accounts	596,497	15,178	611,675
Mortgage loans	70,264	—	70,264
Other grants	25,757	3,166	28,923
Non-performing loans	2,514	—	2,514
Other	23,165	—	23,165
Repurchase agreements	969	—	969
Total	719,166	18,344	737,510

1.1 Breakdown of item 30

“Due from banks”

	31.12.2003	31.12.2002
a) Due from Central Banks	46,356	40,938
d) Repurchase agreements	1,029,178	843,632

1.2 Analysis of loans to banks as at 31.12.2003

	Gross value	Total adjustments	Net book value
A. Doubtful loans	361	(108)	253
A1. Non-performing loans	—	—	—
A2. Problem loans	—	—	—
A3. Loans currently being restructured	—	—	—
A4. Restructured loans	—	—	—
A5. Unsecured loans exposed to country risk	361	(108)	253
B. Performing loans	2,798,376	—	2,798,376

1.3 Movements in gross doubtful amounts due from banks

	Non-performing loans	Problem loans	Loans currently being restructured	Restructured loans	Unsecured loans exposed to country risk
A. Opening gross value	—	—	—	—	236
A1. including: default interest	—	—	—	—	—
B. Increases	—	—	—	—	160
B.1 Transfers from performing loans	—	—	—	—	—
B.2 Default interest	—	—	—	—	—
B.3 Transfers from other categories of doubtful loans	—	—	—	—	—
B.4 Other increases	—	—	—	—	160
C. Decreases	—	—	—	—	35
C.1 Transfers to performing loan	—	—	—	—	—
C.2 Write-offs	—	—	—	—	—
C.3 Collections	—	—	—	—	35
C.4 Disposals	—	—	—	—	—
C.5 Transfers to other categories of doubtful loans	—	—	—	—	—
C.6 Other decreases	—	—	—	—	—
D. Closing gross value	—	—	—	—	361
D.1 including: default interest	—	—	—	—	—

1.4 Adjustments to loans

	Non-performing loans	Problem loans	Loans currently being restructured	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Opening total adjustments	—	—	—	—	71	—
A1. including: default interest	—	—	—	—	—	—
B. Increases	—	—	—	—	48	—
B.1 Adjustments	—	—	—	—	48	—
B.1.1 including: default interest	—	—	—	—	—	—
B.2 Use of provisions for loan losses	—	—	—	—	—	—
B.3 Transfers from other categories of loans	—	—	—	—	—	—
B.4 Other increases	—	—	—	—	—	—
C. Decreases	—	—	—	—	11	—
C.1 Write-backs from year-end valuations	—	—	—	—	11	—
C.1.1 including: default interest	—	—	—	—	—	—
C.2 Write-backs following collections	—	—	—	—	—	—
C.2.1 including: default interest	—	—	—	—	—	—
C.3 Write-offs	—	—	—	—	—	—
C.4 Transfers to other categories of loans	—	—	—	—	—	—
C.5 Other decreases	—	—	—	—	—	—
D. Closing total adjustments	—	—	—	—	108	—
D.1 including: default interest	—	—	—	—	—	—

1.5 Breakdown of item 40 “Loans to customers”

	31.12.2003	31.12.2002
a) Bills eligible for refinancing with Central Banks	—	—
b) Repurchase agreements	969	—
c) Securities loaned	—	—

1.6 Secured loans to customers

a) Mortgages	65,538	60,599
b) Pledged assets:	553,251	421,853
1. cash deposits	27,525	1,983
2. securities	522,021	417,244
3. other instruments	3,706	2,626
c) Guarantees given by:	3,697	6,412
1. Governments	—	—
2. other public entities	—	—
3. banks	2,446	4,641
4. other operators	1,251	1,771

Non-performing loans (including default interest)

	31.12.2003	31.12.2002
Book value	12,079	10,480
Adjustments	(9,565)	(7,611)
Estimated realisable value	2,514	2,869

Default interest

a) Non-performing loans
• book value	2,122	1,838
• adjustments	(2,122)	(1,838)
• estimated realisable value	—	—
b) Other deposits	—	—

1.7 Analysis of loans to customers as at 31.12.2003

	Gross value	Total adjustments	Net book value
A. Doubtful loans	12,079	(9,565)	2,514
A1. Non-performing loans	12,079	(9,565)	2,514
A2. Problem loans	—	—	—
A3. Loans currently being restructured	—	—	—
A4. Restructured loans	—	—	—
A5. Unsecured loans exposed to country risk	—	—	—
B. Performing loans	743,741	(8,745)	734,996

1.8 Movements in gross doubtful loans to customers

	Non-performing loans	Problem loans	Loans currently being restructured	Restructured loans	Unsecured loans exposed to country risk
A. Gross value as at 1.1.2003	10,480		—	9	—
A1. including: default interest	1,838	—	—	—	—
B. Increases	4,843	—	—	—	—
B.1 Transfers from performing loans	891	—	—	—	—
B.2 Default interest	481	—	—	—	—
B.3 Transfers from other categories of doubtful loans	45	—	—	—	—
B.4 Other increases	3,426	—	—	—	—
C. Decreases	3,244		—	9	—
C.1 Transfers to performing loans	—	—	—	—	—
C.2 Write-offs	449	—	—	—	—
C.3 Collections	1,351	—	—	9	—
C.4 Disposals	—	—	—	—	—
C.5 Transfers to other categories of doubtful loans	—	—	—	—	—
C.6 Other decreases	1,444	—	—	—	—
D. Gross value as at 31.12.2003	12,079	—	—	—	—
D.1 including: default interest	2,122	—	—	—	—

1.9 Adjustments to loans

	Non-performing loans	Problem loans	Loans currently being restructured	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as at 1.1.2003	7,611	—	—	—	—	6,216
A1. including: default interest	1,838	—	—	—	—	—
B. Increases	3,598	—	—	—	—	3,038
B.1 Adjustments	1,484	—	—	—	—	3,000
B.1.1 including: default interest	1,189	—	—	—	—	—
B.2 Use of provisions for loan losses	—	—	—	—	—	—
B.3 Transfers from other categories of loans	92	—	—	—	—	—
B.4 Other increases	2,022	—	—	—	—	38
C. Decreases	1,644	—	—	—	—	509
C.1 Write-backs from year-end valuations	280	—	—	—	—	3
C.1.1 including: default interest	—	—	—	—	—	—
C.2 Write-backs following collections	916	—	—	—	—	—
C.2.1 including: default interest	23	—	—	—	—	—
C.3 Write-offs	448	—	—	—	—	399
C.4 Transfers to other categories of loans	—	—	—	—	—	70
C.5 Other decreases	—	—	—	—	—	37
D. Total adjustments as at 31.12.2003	9,565	—	—	—	—	8,745
D.1 including: default interest	2,122	—	—	—	—	—

B - SECTION 2

SECURITIES

Balance Sheet classification	31.12.2003	31.12.2002
Treasury securities and similar bills eligible for refinancing with Central banks (item 20)	177,200	94,623
Bonds and other debt securities (item 50)	1,036,124	1,199,923
Shares, quotas and other equities (item 60)	6,503	4,460
Total	1,219,827	1,299,006

The item “Bonds and other debt securities” includes €427m (€683m as at 31.12.2002) relating to repurchase agreements with IMI Bank Lux.

Analysis

Investment securities	137,973	19,776
Dealing securities	1,081,854	1,279,230
Total	1,219,827	1,299,006

(Analysis of the difference between the book values and maturity values of fixed-income securities held for investment purposes)

	31.12.2003			31.12.2002
	Book value	Maturity value	Higher maturity value	Book value	Maturity value	Higher maturity value
Government securities listed	2,801	2,801	—	963	964	1
Other securities listed	16,424	16,425	1	18,813	18,818	5
Other securities unlisted	118,748	118,748	—	—	—	—

In accordance with a specific resolution of the Board of Directors, investment securities are held for the long-term as a stable investment and any disposals must be formally authorised by the Board.

2.1 Investment securities

	31.12.2003		31.12.2002
	Book value	Market value	Book value	Market value
1.Debt securities	137,973	137,979	19,776	19,776
1.1 Government securities	899	901	963	966
• listed	899	901	963	966
• unlisted	—	—	—	—
1.2 Other securities	137,074	137,078	18,813	18,810
• listed	18,326	18,330	18,813	18,810
• unlisted	118,748	118,748	—	—
2.Equities	—	—	—	—
• listed	—	—	—	—
• unlisted	—	—	—	—
Total	137,973	137,979	19,776	19,776

2.2 Changes in investment securities

	31.12.2003	31.12.2002
A. Opening balance	19,776	25,518
B. Increases	123,599	16,725
B1. Purchases	123,287	16,592
B2. Write-backs	312	133
B3. Transfers from dealing portfolio	—	—
B4. Other changes	—	—
C. Decreases	5,402	22,467
C1. Sales	150	13,828
C2. Redemptions	5,237	7,369
C3. Adjustments	11	300
including: permanent write-downs	—	11
C4. Transfers to dealing portfolio	—	99
C5. Other changes	4	871
D. Closing balance	137,973	19,776

Purchases include € 119m for policies issued by Fideuram Vita (not present in 2002) linked to the Fideuram Network loyalty scheme.

2.3 Dealing securities

	31.12.2003		31.12.2002
	Book value	Market value	Book value	Market value
1. Debt securities	1,077,478	1,077,546	1,275,197	1,275,192
1.1 Government securities	224,597	224,597	132,288	132,288
• listed	224,597	224,597	132,288	132,288
• unlisted	—	—	—	—
1.2 Other securities	852,881	852,948	1,142,909	1,142,904
• listed	311,712	311,712	351,635	351,607
• unlisted	541,169	541,237	791,274	791,297
2. Equities	4,375	4,540	4,033	4,159
• listed	2,122	2,121	1,432	1,432
• unlisted	2,253	2,419	2,601	2,727
Total	1,081,854	1,082,085	1,279,230	1,279,351

The item “Other securities - unlisted” includes securities totalling € 427m (€ 683m as at 31.12.2002) relating to repurchase agreements with IMI Bank Lux.

2.4 Changes in dealing securities

	31.12.2003	31.12.2002
A. Opening balance	1,279,230	1,302,904
B. Increases	7,881,610	14,113,216
B1. Purchases	7,875,102	14,106,329
• Debt securities	7,861,372	10,990,837
• Government securities	3,730,347	5,248,619
• Other securities	4,131,025	5,742,218
• Equities	13,730	3,115,492
B2. Write-backs and revaluations	433	1,445
B3. Transfers from investment portfolio	—	99
B4. Other changes	6,075	5,343
C. Decreases	8,078,986	14,136,890
C1. Sales	8,076,565	14,122,813
• Debt securities	8,064,620	11,017,303
• Government securities	3,640,600	5,525,018
• Other securities	4,424,020	5,492,285
• Equities	11,945	3,105,510
C2. Adjustments	864	12,299
C3. Transfers to investment portfolio	—	—
C5. Other changes	1,557	1,778
D. Closing balance	1,081,854	1,279,230

The item “Other changes” under increases (B4) mainly comprises income from dealing in securities for the period.

The item “Other changes” under decreases (C5) mainly comprises the issue discounts accrued at the end of the previous financial year.

B - SECTION 3

SUBSIDIARIES AND OTHER MINOR INVESTMENTS

3.1 Significant investments

			Type of	Shareholders’				Ownership		Voting rights at shareholders’	Consolidated book value (thousand
Name			relationship	equity (*)		Net income		Held by	%	meeting	euros)
A. Companies consolidated line by line
		A.1 Line-by-line basis
1.		Banca Fideuram S.p.A. - Rome		Euros	950,047	Euros	167,807					—
		Capital Euros 254,875,546.64 in shares of Euros 0.26 each
2.		Fideuram Bank (Luxembourg S.A.)	1	Euros	34,600	Euros	6,241	BF	99.99%	99.99%		—
		Capital Euros 20,000,000 in shares of Euros 1,000 each						FV	0.01%	0.01%
3.		Fideuram Fiduciaria S.p.A. - Rome	1	Euros	2,397	Euros	362	BF	100.00%	100.00%		—
		Capital Euros 1,551,000 in shares of Euros 517 each
4.		Fideuram Investimenti Sgr S.p.A. - Rome	1	Euros	35,497	Euros	7,939	BF	99.50%	99.50%		—
		Capital Euros 25,850,000 in shares of Euros 517 each
5.		Fideuram Gestions S.A. - Luxembourg	1	Euros	15,720	Euros	681	BF	99.94%	99.94%		—
		Capital Euros 10,000,000 in shares of Euros 100 each						FV	0.06%	0.06%
6.		Fideuram Bank (Suisse A.G. - Zurich)	1	Chf	33,277	Chf	1,404	FBL	99.95%	99.95%		—
		Capital Chf 15,000,000 in shares of Chf 500 each
7.		Fideuram Asset Management (Ireland Ltd - Dublin)	1	Euros	141,044	Euros	136,893	BF	100.00%	100.00%		—
		Capital Euros 1,000,000 in shares of Euros 1,000 each
8.		Financière Fideuram S.A. - Paris	1	Euros	28,353	Euros	278	BF	94.95%	94.95%		—
		Capital Euros 18,613,800 in shares of Euros 25 each
9.		Banque Privée Fideuram Wargny S.A. - Paris	1	Euros	47,548	Euros	(21,014)	FF	99.86%	99.86%		—
		Capital Euros 47,550,000 in shares of Euros 40 each
10.		Fideuram Wargny Gestion S.A. - Paris	1	Euros	3,687	Euros	(319)	BPFW	99.94%	99.94%		—
		Capital Euros 204,600 in shares of Euros 15.5 each
11.		Fideuram Wargny Gestion S.A.M. - Monaco	1	Euros	5,161	Euros	239	BPFW	99.95%	99.95%		—
		Capital Euros 2,500,000 in shares of Euros 100 each
12.		Sogesmar S.A. - Paris	1	Euros	289	Euros	(6)	BPFW	51.40%	51.40%		—
		Capital Euros 147,645 in shares of Euros 76.5 each						FWG	48.19%	48.19%
13.		Fideuram Wargny Active Broker S.A. - Paris	1	Euros	14,668	Euros	(328)	BPFW	99.99%	99.99%		—
		Capital Euros 3,299,835 in shares of Euros 15.4 each
14.		W.D.W. - Paris	1	Euros	38	Euros	(5)	BPFW	99.76%	99.76%		—
		Capital Euros 38,249.75 in shares of Euros 15 each
15.		Sanpaolo Invest SIM - Rome	1	Euros	18,743	Euros	415	BF	100.00%	100.00%		—
		Capital Euros 14,980,000 in shares of Euros 140 each
16.		Sanpaolo Invest Ireland Ltd - Dublin	1	Euros	6,032	Euros	5,513	BF	100.00%	100.00%		—
		Capital Euros 127,000 in shares of Euro 1 each
B.		Investments carried at equity
	1.	Fideuram Assicurazioni S.p.A. - Rome	1	Euros	9,462	Euros	967	BF	100.00%	100.00%	Euros	9,462
		Capital Euros 6,966,000 in shares of Euros 516 each
	2.	Fideuram Vita S.p.A. - Rome	1	Euros	439,996	Euros	35,335	BF	99.80%	100.00%	Euros	434,305
		Capital Euros 72,399,600 in shares of Euros 5.2 each
C.		Other significant investments
	1.	Studi e Ricerche Fiscali (Consortium) - Rome	8	Euros	n.d.		n.d.	BF	10.00%	10.00%	Euros	26
								FV	5.00%	5.00%

Legend

Type of relationship:

1 = Control as per sub-paragraph 1, No. 1, art. 2359 of the Italian Civil Code (majority of voting rights at general meeting)

8 = Associated company

Held by:

BF= Banca Fideuram, FV= Fideuram Vita,

FF= Financière Fideuram, BPFW= Banque Privée Fideuram Wargny

FBL= Fideuram Bank (Lux), FWG=Fideuram Wargny Gestion.

(*) Including the net income shown in the next column and for Banca Fideuram only, own shares held.

Investments carried at cost are analysed below:

Name	Book value	Ownership (%)
A. Investments in banks	—	—
B. Investments in financial institutions	35
Graviere Gestion - Paris	17	7.72
Hogep Hoche Gestion - Paris	18	10.00
C. Other investments	115
Istituto per l’Enciclopedia della Banca e della Borsa S.p.A. - Rome	2	0.35
Industrie Aeronautiche Meccaniche Rinaldo Piaggio S.p.A. Genoa (1)	—	3.86
S.W.I.F.T. S.C. - Brussels	5	0.02
Società Gestione Realizzo S.p.A. - Rome	97	0.63
S.I.A. Società Interbancaria per l’Automazione S.p.A. - Milan	4	0.02
S.S.B. Società Servizi Bancari S.p.A. - Milan	1	0.03
• Idroenergia Società Consortile Aosta	1	0.07
• Patti Chiari Consorzio per la Gestione del Marchio - Rome	5	0.57

(1) Fully written down.

The above investments are included in assets item 70 b) “Other equity investments”.

Item 70 “Equity investments”

	31.12.2003	31.12.2002
b) Other
Società Gestione Realizzo S.p.A.	97	97
Hogep Hoche Gestion S.A.	18	18
Graviere Gestion S.A.	17	17
Istituto per l’Enciclopedia della Banca e della Borsa S.p.A.	2	2
S.W.I.F.T. S.C.	5	5
S.I.A. Società Interbancaria per l’Automazione S.p.A.	4	4
• S.S.B. Società Servizi Bancari S.p.A.	1	1
• Idroenergia Società Consortile	1	—
• Patti Chiari Consorzio per la Gest. del Marchio	5	—
Total	150	144

Item 80 “Investments in Group companies”

a) Carried at equity	443,767	384,111
Fideuram Vita S.p.A.	434,305	370,620
Fideuram Assicurazioni S.p.A.	9,462	13,491
b) Other	26	1,296
Studi e Ricerche Fiscali (Consortium)	26	26
Sanpaolo Life (Ireland)	—	1,270
Total	443,793	385,407

3.2 Amounts due to and from Group companies

	31.12.2003	31.12.2002
a) Assets	1,149,652	1,650,929
1. Due from banks	413,821	893,300
including: subordinated	—
2. Due from financial institutions	—	—
including: subordinated	—	—
3. Due from other customers	23,740	299
including: subordinated	—	—
4. Bonds and other debt securities	712,091	757,330
including: subordinated	9,930	5,562

b) Liabilities	232,919	278,154
1. Due to banks	18,012	31,233
2. Due to financial institutions	—	29
3. Due to other customers	212,907	244,892
4. Securities issued	—	—
5. Subordinated liabilities	2,000	2,000

c) Guarantees and commitments	32,132	231,755
1. Guarantees given	162	994
2. Commitments	31,970	230,761

(*) Subsidiaries consolidated using the equity method.

3.4 Item 70 “Equity investments”

a) Investments in banks	—	—
1. listed	—	—
2. unlisted	—	—
b) Investments in financial institutions	35	35
1. listed	—	—
2. unlisted	35	35
c) Other	115	109
1. listed	—	—
2. unlisted	115	109
Total	150	144

3.5 Item 80 “Investments in Group companies”

	31.12.2003	31.12.2002
a) Investments in banks
1. listed	—	—
2. unlisted	—	—
b) Investments in financial institutions	—	—
1. listed	—	—
2. unlisted	—	—
c) Other	443,793	385,407
1. listed	—	—
2. unlisted	443,793	385,407
Total	443,793	385,407

3.6 Changes in investment portfolio

3.6.1 Investments in Group companies

A. Opening balance	385,407	296,559
B. Increases	68,200	124,309
B1. Purchases	31,154	75,593
B2. Write-backs	—	—
B3. Revaluations	37,046	48,716
B4. Other changes	—	—
C. Decreases	9,814	35,461
C1. Sales	1,270	5,298
C2. Adjustments including: permanent write-downs	—	—
C3. Other changes	8,544	30,163
D. Closing balance	443,793	385,407
E. Total revaluations	249,791	225,501
F. Total adjustments	—	—

The changes in investments in Group companies (B1) largely concern increases in the share capital of subsidiary Fideuram Vita.

The item “Revaluations” under increases (B3) reflects the increase in shareholders’ equity deriving from net income for the period.

The item “Other changes” under decreases (C3) principally comprises dividends paid by subsidiaries.

3.6.2 Other equity investments

A. Opening balance	144	4,562
B.Increases	6	10
B1. Purchases	6	—
B2. Write-backs	—	10
B3. Revaluations	—	—
B4. Other changes	—	—
C. Decreases	—	4,428
C1. Sales	—	4,427
C2. Adjustments	—	1
including: permanent write-downs	—	1
C3. Other changes	—	—
D. Closing balance	150	144
E. Total revaluations	46	46
F. Total adjustments	959	959

B - SECTION 4

TANGIBLE AND INTANGIBLE FIXED ASSETS

Item 120 “Tangible fixed assets”

	31.12.2003	31.12.2002

Immovable property used for operating purposes	33,658	34,711
Plant and equipment	12,222	14,936
Furniture and furnishings	6,720	9,263
Total	52,600	58,910

4.1 Changes in tangible fixed assets

A. Opening balance	58,910	57,233
B. Increases	8,146	16,936
B1. Purchases	7,666	11,297
B2. Write-backs	—	—
B3. Revaluations	—	—
B4. Other changes	480	5,639
C. Decreases	14,456	15,259
C1. Sales	60	142
C2. Adjustments	13,707	14,119
a) depreciation	13,707	14,119
b) permanent write-downs	—	—
C3. Other changes	689	998
D. Closing balance	52,600	58,910
E. Total revaluations	48,161	48,161
F. Total adjustments:	148,075	135,288
a) depreciation	148,075	135,288
b) permanent write-downs	—	—

The item “Total revaluations” under tangible fixed assets (mainly buildings) regards Banca Fideuram and resulted from applying Italy’s currency adjustment laws in 2000 and prior financial years.

Item 110 “Intangible fixed assets”

Software purchase costs	31,070	32,931
Improvements to leasehold branch properties	7,671	10,906
Other deferred expenses	1,106	1,323
Goodwill	—	1,367
Total	39,847	46,527

The item Goodwill regards the French subsidiary Fideuram Wargny Gestion, with the decrease reflecting the fall in value during the period.

4.2 Changes in intangible fixed assets

A. Opening balance	46,527	33,510
B. Increases	23,723	35,006
B1. Purchases	23,652	23,499
B2. Write-backs	—	—
B3. Revaluations	—	—
B4. Other changes	71	11,507
C. Decreases	30,403	21,989
C1. Sales	238	131
C2. Adjustments	28,857	21,601
a) amortisation	28,857	21,601
b) permanent write-downs	—	—
C3. Other changes	1,308	257
D. Closing balance	39,847	46,527
E. Total revaluations	—	—
F. Total adjustments:	104,752	76,131
a) amortisation	104,752	76,131
b) permanent write-downs	—	—

B - SECTION 5

OTHER ASSETS

5.1 Item 150 “Other assets”

	31.12.2003	31.12.2002
Clearing accounts and other receivables	60,647	58,198
Deferred tax assets	67,242	66,010
Commissions and fess receivable	64,170	71,616
Transactions in progress	16,931	31,567
Due from private bankers	113,406	101,421
Cash, cheques, coupons, prepaid stamp duty etc.	9,874	21,426
Withholding tax	19,911	23,910
Due from tax authorities	17,785	11,456
Unprocessed transactions relating to securities transactions	26,698	30,168
Effect of valuing off-balance-sheet transactions	13,774	15,401
Invoices issued	5,882	3,102
Other taxation	1,496	200
Tax credits relating to dividends	17,852	21,934
Total	435,668	456,409

The item “due from the tax authorities” mainly relates to the bank and includes accrued interest.

The changes during the year related to the item “Deferred tax assets” were as follows:

Opening balance	66,010	61,676
Deferred tax assets recognised in the period	25,140	32,236
Taxes reversing in the period	(24,281)	(33,325)
Other movements	373	5,423
Closing balance	67,242	66,010

5.2 Item 160 “Accrued income prepaid expenses”

Accrued income	10,176	26,292
Interest on securities	5,430	20,483
Interest on amounts due from banks	2,622	3,815
Interest from loans to customers	79	123
Covering of Index Bonus	—	87
Other	2,045	1,784
Prepaid expenses	177,168	35,739
Network loyalty scheme (*)	106,873	—
Bonuses to quality/insurance inflow (**)	60,888	26,654
Commissions income on Unit Linked (***)	2,374	—
Subordinated liabilities	3,047	3,577
Rental expense	646	745
Invoices	1,716	1,646
Staff	373	281
Insurance	610	1,457
Other	641	1,379
Total	187,344	62,031

(*)                                 Prepaid expenses relating to the costs of the network loyalty scheme calculated for an average Fideuram Private Banker length of service of 10 years.

(**)                          Prepaid expenses regarding Bonuses linked to the quality/insurance inflow targets set in the 2002 and 2003 plans, linked to the average term of customer investments.

(***)                   Prepaid expenses calculated regarding commission expense paid to the Network and linked to commission income on the polices sold in 2003.

5.3 Adjustments to accrued income and prepaid expenses

Accrued expenses and deferred income are all recorded separately and, accordingly, no balance sheet accounts have been adjusted to reflect these amounts.

5.4 Subordinated assets

	31.12.2003	31.12.2002
a) Due from banks	—	—
b) Loans to customers	—	—
c) Bonds and other debt securities	706	15,687
Total	706	15,687

B - SECTION 6

PAYABLES

Item 10 “Due to banks”

31.12.2003

	Euros	Foreign Currency	Total
a) On demand
Current accounts	169,708	114	169,822
Deposits on demand	20,117	—	20,117
b) Forward upon notice
Time deposits	5,164	75,042	80,206
Repurchase agreements	—	—	—
Total	194,989	75,156	270,145

6.1 Breakdown of the item “Due to banks”

	31.12.2003	31.12.2002
a) Repurchase agreements	—	—
b) Securities loaned	—	—

Item 20 “Due to customers”

31.12.2003

	Euros	Foreign Currency	Total
a) On demand
Saving deposits	71,666	8,598	80,264
Current accounts	874,192	166,872	1,041,064
“Moneta Attiva”	2,029,897	—	2,029,897
b) Forward upon notice
Repurchase agreements	430,043	—	430,043
Total	3,405,798	175,470	3,581,268

6.2 Breakdown of the item “Due to customers”

	31.12.2003	31.12.2002
a) Repurchase agreements	430,043	857,921
b) Securities loaned	—	—

Item 30 “Securities issued”

31.12.2003

	Euros	Foreign Currency	Total
Other securities
• Own bankers’ draft	3,285	—	3,285
Total	3,285	—	3,285

B - SECTION 7

PROVISIONS

Item 70 “Provision for employee severance indemnities” - changes during the period

	31.12.2003	31.12.2002
Opening balance	33,159	28,792
Decreases:	4,884	3,255
• indemnities and advances paid	2,976	1,837
• other	1,386	87
• to Sanpaolo IMI Group pension fund (Italian Legislative Decree 124/1993)	522	1,331
Increases:	7,390	7,622
• provisions	5,566	5,413
• other	1,824	2,209
Closing balance	35,665	33,159

Sub-item 80 b) “Pensions and similar commitments - changes during the period

Opening balance	62,998	47,936
Decreases:
• utilisation	(38,143)	(11,176)
• other	(281)	—
Other:
• provision for income taxes	40,297	17,640
• other	—	8,598
Closing balance	64,871	62,998

The “Provision for taxation” includes the provision for deferred tax liabilities, the changes for which were as follows in the period:

Opening balance	3,987	6,637
Deferred tax liabilities recognised in the period	2,638	3,474
Taxes reversing in the period	(3,425)	(6,157)
Other	(108)	33
Closing balance	3,092	3,987

The provision for taxation covers direct taxes payable. Banca Fideuram and Fideuram Capital, which merged with the former during the year, used the settlement option provided for by art. 9 of Italian law 289/2002 (the “condono tombale” tax amnesty) regarding those years still subject to assessment (1997 to 2001). The other group companies filed supplementary tax returns in accordance with art. 8 of the same law in order to avoid the two-year extension to the time limit for assessments by the Italian Inland Revenue. Subsidiary Fideuram Vita’s appeal in cassation obtained a favourable final judgement filed on 23.10.2003 regarding the dispute with the Italian Inland Revenue concerning the financial years from 1985 to 1987.

7.3 Sub-item 80 d) “Provisions for risks and charges - other”

Provision for legal disputes and claims from receivers	63,206	48,441
Provisions for Private Bankers’ severance indemnities	33,326	29,937
Provisions for guarantees and commitments	77	906
Provisions for losses on commissions advanced	71,067	73,302
Provisions for meritocratic indemnities	2,432	1,105
Total	170,108	153,691

The “Provision for legal disputes and claims from receivers” covers the exposure to legal action and claims where the outcome is uncertain, and was determined following a detailed assessment of each case. This provision covers the liabilities and risks regarding disputes resulting from any misconduct by Private Bankers and compensation to customers, as well as any claims from receivers brought against the Group. It likewise takes into account the risks regarding complaints in connection with sales and securities trading activities with customers. Company policy requires to follow routine complaint management procedures based on verifying that the formal policies and standards of behaviour provided for by the reference standards have been respected, including making a careful assessment of whether customers have made appropriate risk level and other choices. Following analyses and valuations regarding the environmental risk connected with the Bank’s operations, the bank allocated a further € 5m to the provision in the year.

The “Provisions for private bankers’ severance indemnities” were determined as a percentage reflecting the ratio of total severance indemnities paid to private bankers actually leaving the group in recent years to the total accrued. The “Provisions for losses on commissions advanced” were calculated by estimating the additional costs that the group would incur if the volume of business brought in by Private Bankers during their initial period of operations were to be less than that corresponding to the advance commission they were paid for the same period. The group continued its prudent policy, increasing the fund to cover the total commissions advanced to Private Bankers.

Sub-item 80 d) “Provisions for risks and charges other provisions” - changes during the period

31.12.2003

	Legal disputes and claims from receivers	Consultants’ severance indemnities and others	Guarantees and commitments	Losses on commissions advanced	Meritocratic indemnity	Total

Opening balance	48,441	29,937	906	73,302	1,105	153,691
Decreases :
• utilisation	1,731	1,465	826	13,757	14	17,793
• others	180	311	3	1,444	—	1,938
Increases:
• provision	9,284	5,165	—	12,967	1,212	28,628
• others	7,392	—	—	—	129	7,521
Closing balance	63,206	33,326	77	71,067	2,432	170,108

31.12.2002

	Legal disputes and claims from receivers	Consultants’ severance indemnities and others	Guarantees and commitments	Losses on commissions advanced	Meritocratic indemnity	Total

Opening balance	17,503	22,218	904	44,805	—	85,430
Decreases :
• utilisation	2,012	1,835	—	7,776	44	11,667
• others	1,529	—	—	—	—	1,529
Increases:
• provision	16,681	2,830	—	22,773	1,149	43,433
• others	17,798	6,724	2	13,500	—	38,025
Closing balance	48,441	29,937	906	73,302	1,105	153,691

In 2002, the item “Increases” mainly comprised the initial figures and subsequent allocations relating to Banca Sanpaolo Invest and it’s subsidiary Sanpaolo Invest Ireland.

B - SECTION 8

CAPITAL, EQUITY RESERVES, RESERVE FOR GENERAL BANKING RISKS AND SUBORDINATED LIABILITIES

Item 90 “Goodwill arising on consolidation”

Item 120 “Negative goodwill arising upon consolidation”

	31.12.2003		31.12.2002
	Goodwill on consolidation		Goodwill on consolidation
	Positive (assets item 90)	Negative (liabilities item 120)	Positive (assets item 90)	Negative (liabilities item 120)

Sanpaolo Invest SIM	—	8,528	—	11,679
Fideuram Investimenti	—	693	—	693
Fideuram Fiduciaria	—	649	—	649
Financière Fideuram	16,243	—	19,657	—
Total	16,243	9,870	19,657	13,021

Goodwill arising upon consolidation is attributable to goodwill paid. The goodwill is amortised over ten years, a period that is regarded as appropriate considering the activities and growth plans of the company acquired.

The goodwill arising on consolidation regarding Financière Fideuram was written down by a further € 45m at the end of 2002 to reflect the fall in value that had occurred.

The changes in goodwill arising upon consolidation are analysed below:

Positive goodwill as at 31.12.2002	new differences	2003 Changes amortisation	other	Positive goodwill as a 31.12.2003

19,657	—	(2,320)	(1,094)	16,243

The changes in negative goodwill arising upon consolidation are analysed below:

Negative goodwill as at 31.12.2002	new differences	2003 Changes amortisation	other	Negative goodwill as at 31.12.2003

13,021	—	—	(3,151)	9,870

The changes in negative goodwill arising upon consolidation were recalculated during the year following the spin-off of Sanpaolo Invest’s banking division to Banca Fideuram.

Item 100 “Goodwill arising upon application of the equity method”

Item 130 “Negative goodwill arising upon application of the equity method”

	31.12.2003		31.12.2002
	Goodwill from equity method		Goodwill from equity method
Company	Positive (assets item 100)	Negative (liabilities item 130)	Positive (assets item 100)	Negative (liabilities item 130)

Fideuram Vita S.p.A.	—	—	4,109	—
Total			4,109	—

The changes in goodwill arising upon application of the equity method are analysed below:

Positive goodwill as at 31.12.2002	new differences	2003 Changes amortisation	other	Positive goodwill as at 31.12.2003

4,109	—	(4,109)	—	—

These differences are attributable to goodwill. They relate to the subsidiary Fideuram Vita and are being amortised over ten years, a period that is regarded as appropriate considering the type of investment concerned.

Item 140 “Minority interests”

	31.12.2003	31.12.2002
Minority interests	1,384	2,287

This item represents the minority interest in the shareholders’ equity of companies consolidated on a line-by-line basis.

Item 150 “Capital”

980,290,564 ordinary shares with a par value of 0.26 euros each	254,876	254,876

Item 160 “Additional paid-in capital”

Additional paid-in capital	52,737	52,737

The reserve is a result of the acquisition of Banca Sanpaolo Invest.

Item 170 “Reserves”

Legal reserve	50,975	47,281
Other reserves:
Reserve to purchase own shares	71,550	67,650
Reserve for own shares	178,450	332,350
Others	277,491	141,352
Total	578,466	588,633

The legal reserve and own shares reserve relate to the parent company.

The item other reserves principally comprises the net income of investments carried at equity and of the subsidiaries consolidated on a line-by-line basis.

Item 180 “Revaluation reserve”

Surplus balance	12,254	12,254

This is the surplus balance of the monetary revaluation resulting from the application of Italian Law 342/2000 net of substitute tax paid.

Item 200 “Net income

Net income	175,613	145,694

Statement of changes in consolidated shareholders’ equity

31.12.2003

	Capital	Additional paid-in capital	Legal reserve	Other reserves	Negative goodwill from consolidation	Net income for the period	Total consolidated shareholders’ equity
Balance as at 31 December 2002	254,876	52,737	47,281	553,606	13,021	145,694	1,067,215
Allocation of net income:
• reserves	—	—	3,694	15,764	—	(19,458)	—
• dividends	—	—	—	(28,210)	—	(126,236)	(154,446)
Other changes	—	—	—	(1,415)	(3,151)	—	(4,566)
Net income	—	—	—	—	—	175,613	175,613
Balance as at 31 December 2003	254,876	52,737	50,975	539,745	9,870	175,613	1,083,816

31.12.2003

	Capital	Additional paid-in capital	Legal reserve	Other reserves	Negative goodwill from consolidation	Net income for the period	Total consolidated shareholders’ equity
Balance as at 31 December 2001	236,406	—	47,281	536,356	1,342	225,930	1,047,315
Allocation of net income:
• reserves	—	—	—	16,801	—	(16,801)	—
• dividends	—	—	—	—	—	(209,129)	(209,129)
Capital increase	18,470	52,737	—	—	—	—	71,207
New negative goodwill	—	—	—	—	11,679	—	11,679
Other changes	—	—	—	449	—	—	449
Net income	—	—	—	—	—	145,694	145,694
Balance as at 31 December 2002	254,876	52,737	47,281	553,606	13,021	145,694	1,067,215

Item 110 “Subordinated liabilities”

The total for this item almost entirely regards the subordinated loan issued by Banca Fideuram (see the notes to the Bank’s financial statements for more detailed information).

B - SECTION 9

OTHER LIABILITIES

9.1 Item 50 “Other liabilities”

	31.12.2003	31.12.2002
Due to Private Banker (*)	251,860	122,675
Amounts relating to securities transactions	108,017	78,682
Clearing accounts and other payables	84,314	73,164
Due to suppliers	34,492	36,891
Payroll and contributions payable	31,908	19,144
Amounts being processed	30,362	102,394
Due to Private Banker: Index Bonus (**)	27,285	64,627
Due to tax authorities	16,607	38,681
Due to social security institutions	8,384	8,735
Effect of valuing off-balance-sheet transactions	5,787	29,608
Non-liquid balances from portfolio transactions	2,748	6,795
Amounts to be collected by customers	1,358	1,519
Total	603,122	582,915

(*)                                 The item “Due to Private Bankers” includes approximately € 119m due under the Fideuram Network loyalty scheme. The related amount for the year was recorded under item 50 “commission expense” (incentives), while the amounts for future years were included in item 140 “Accrued income and prepaid expenses”.

(**)                          The amount due to Private bankers and employees under the Index Bonus scheme was settled in January 2004.

9.2 Item 60 “Accrued expenses and deferred income”

Accrued expenses	11,865	12,618
Interest on amounts due to banks	167	649
Interest on amounts due to customers	4,227	2,437
Differentials on off-balance-sheet transactions	284	224
Subordinated liabilities	1,331	1,882
Differentials Index Bonus	—	1,518
Other	5,856	5,908
Deferred income	194	85
Commissions	117	83
Other	77	2
Total	12,059	12,703

9.3  Adjustments to reflect accrued expenses and deferred income

Accrued expenses and deferred income are all recorded separately and, accordingly, no balance sheet accounts have been adjusted to reflect these amounts.

B - SECTION 10

GUARANTEES AND COMMITMENTS

Item 10 “Guarantees given”

	31.12.2003	31.12.2002
a) Commercial guarantees	17,720	20,580
• guarantees	17,720	20,580
b) Financial guarantees	80,872	78,617
• guarantees	80,872	78,617
c) Assets lodged in guarantee	—	—
Total	98,592	99,197

10.2 Item 20 “Commitments”

a) Commitments to grant finance (certain to be called on)	395,337	946,603
• purchases of securities not yet settled	31,971	158,752
• deposits and loans to be made to banks	363,265	767,120
• deposits and loans to be made to customers	—	20,705
• mortgages to be paid out to customers	101	25
b) Commitments to grant finance (not certain to be called on)	8,383	8,920
• commitments to the Interbank Deposit Guarantee Fund	6,194	6,730
• put option on Financière Fideuram	2,189	2,190
Total	403,719	955,523

10.3 Assets lodged to guarantee Group liabilities

Securities lodged to guarantee:
• borrowing repurchase agreements with customers	426,923	683,976
• banker’s drafts	19,983	29,896
• other guarantee deposits	993	—
Total	447,899	713,872

10.4 Unused lines of credit available

a) Central Banks	26,834	15,011
b) Other banks	—	—
Total	26,834	15,011

10.5 Forward transactions

	31.12.2003			31.12.2002
	hedging	dealing	other	hedging	dealing	other

1. Purchase/sale of
1.1 Securities
• purchases	—	31,971	—	—	158,752	20
• sales	—	496,750	—	—	832,303	(20)
1.2 Currency
• currency against currency	14,979	13,371	—	4,549	29,342	—
• purchases against euro	404,206	68,416	—	473,676	40,301	—
• sales against euro	389,902	21,349	—	477,897	256,450	—
2. Deposits and loans
• to be disbursed	34,261	—	329,105	—	—	787,850
• to be received	—	—	—	91,206	—	—
3. Derivative contracts
3.1 With exchange of capital
a) securities
• purchases	—	—	4,105	—	—	4,105
• sales	—	—	2,189	—	—	2,190
b) currency
• currency against currency	—	30,555	—	—	36,950	—
• purchases against euro	—	50,836	—	—	33,698	—
• sales against euro	—	164,261	—	—	207,756	—
c) other instruments
• purchases	—	—	—	—	—	—
• sales	—	—	—	—	—	—
3.2 Without exchange of capital
a) currency
• currency against currency	—	—	—	—	—	—
• purchases against euro	—	—	—	—	—	—
• sales against euro	—	—	—	—	—	—
b) other instruments
• purchases	—	—	118,748	—	51,365	—
• sales	—	—	118,748	—	1,518	34,452

The item “Derivative contracts without exchange of capital” comprised derivatives implicit in the policies written with Fideuram Vita as part of the Network loyalty scheme and in the corresponding amount due to Private Bankers that is index-linked to the returns on said policies.

These securities are classified as investment securities in the balance sheet assets, while the amount due to the network is recorded under other liabilities.

B - SECTION 11

CONCENTRATION AND DISTRIBUTION OF ASSETS AND LIABILITIES

11.2 Distribution of loans to customers by category of borrower

	31.12.2003	31.12.2002
a) Governments	2,976	—
b) Other public entities	—	—
c) Non-financial companies	153,757	104,335
d) Financial institutions	68,553	2,215
e) Family businesses	6,832	2,442
f) Other operators	505,392	469,367
Total	737,510	578,359

11.3 Distribution of loans to resident non-financial and family businesses

	31.12.2003	31.12.2002

Business sector:
a) 1a - other, sales services	71,582	55,344
b) 2a - construction and public works	28,111	16,762
c) 3a - commerce, salvage and repairs	20,469	15,058
d) 4a - fashion products	8,093	4,868
e) 5a - energy products	9,562	—
f) Other sectors	22,772	14,575

11.4 Distribution of guarantees given by main category of counter-debtor

a) Governments	—	—
b) Other public entities	—	—
c) Banks	1,395	984
d) Non-financial companies	33,778	29,428
e) Financial institutions	1,952	2,161
f) Family businesses	1,665	3,233
g) Other operators	59,802	63,391
Total	98,592	99,197

11.5 Geographical distribution of assets and liabilities

31.12.2003

	Italy	Other UE countries	Other countries	Total
1. Assets
1.1 Due from banks	1,136,375	981,906	680,348	2,798,629
1.2 Loans to customers	691,368	46,139	3	737,510
1.3 Securities	372,923	755,430	91,474	1,219,827
2. Liabilities
2.1 Due to banks	91,201	137,780	41,164	270,145
2.2 Due to customers	3,036,164	493,737	51,367	3,581,268
2.3 Securities issued	3,285	—	—	3,285
2.4 Other accounts	200,547	—	—	200,547
3. Guarantees and commitments	456,947	42,004	3,360	502,311

31.12.2002

	Italy	Other UE countries	Other countries	Total
1. Assets
1.1 Due from banks	1,514,044	1,246,512	501,110	3,261,666
1.2 Loans to customers	574,130	4,183	46	578,359
1.3 Securities	205,712	1,084,085	9,209	1,299,006
2. Liabilities
2.1 Due to banks	110,842	123,901	6,663	241,406
2.2 Due to customers	3,481,381	348,064	68,485	3,897,930
2.3 Securities issued	3,070	—	—	3,070
2.4 Other accounts	200,000	547	—	200,547
3. Guarantees and commitments	903,579	151,141	—	1,054,720

11.6 Maturities of assets and liabilities

31.12.2003

Specified maturity

Item / Residual maturity	On demand	Up to 3 months	Between 3 and 12 months	Between 1 and 5 years		Over 5 years		Unspecified maturity	Total
				Fixed rate	Floating rate	Fixed rate	Floating rate
1. Assets	2,094,133	2,185,715	201,410	529,369	308,150	163,125	93,283	32,014	5,607,200
1.1 Treasury Securities eligible for refinancing	3	85,293	91,896	—	—	8	—	—	177,200
1.2 Due from banks	1,128,078	1,613,610	20,000	10,000	—	—	—	26,941	2,798,629
1.3 Loans to customers	626,176	4,729	20,425	44,082	—	37,025	—	5,073	737,510
1.4 Bonds and other debt securities	5,617	31,035	13,530	474,489	292,283	125,966	93,204	—	1,036,124
1.5 Off-balance-sheet transactions	334,259	451,049	55,559	798	15,867	125	79	—	857,736
2. Liabilities	3,668,150	536,432	21,389	2,133	484,379	5	200,491	—	4,912,980
2.1 Due to banks	189,939	80,205	—	—	—	—	—	—	270,145
2.2 Due to customers	3,151,225	411,231	18,812	—	—	—	—	—	3,581,268
2.3 Securities issued
• bonds	—	—	—	—	—	—	—	—	—
• certificates of deposit	—	—	—	—	—	—	—	—	—
• Other securities	3,285	—	—	—	—	—	—	—	3,285
2.4 Subordinated liabilities	—	—	—	547	—	—	200,000	—	200,547
2.5 Off-balance-sheet transactions	323,701	44,996	2,577	1,586	484,379	5	491	—	857,736

31.12.2002

Specified maturity

Item / Residual maturity	On demand	Up to 3 months	Between 3 and 12 months	Between 1 and 5 years		Over 5 years		Unspecified maturity	Total

				Fixed rate	Floating rate	Fixed rate	Floating rate
1. Assets	2,439,873	2,851,104	193,598	91,663	1,137,141	3,408	80,068	25,394	6,822,249
1.1 Treasury Securities eligible for refinancing	22,715	71,897	4	—	7	—	—	—	94,623
1.2 Due from banks	1,164,974	2,019,352	34,781	—	20,000	—	—	22,559	3,261,666
1.3 Loans to customers	469,465	5,048	18,766	10,642	31,303	3,035	37,265	2,835	578,359
1.4 Bonds and other debt securities	5	31,894	37,122	62,313	1,043,676	101	24,812	—	1,199,923
1.5 Off-balance-sheet transactions	782,714	722,913	102,925	18,708	42,155	272	17,991	—	1,687,678
2. Liabilities	3,990,371	960,157	83,930	52,947	724,463	273	218,490	—	6,030,631
2.1 Due to banks	101,349	97,021	43,036	—	—	—	—	—	241,406
2.2 Due to customers	3,040,009	843,721	14,200	—	—	—	—	—	3,897,930
2.3 Securities issued
• bonds	—	—	—	—	—	—	—	—	—
• certificates of deposit	—	—	—	—	—	—	—	—	—
• Other securities	3,070	—	—	—	—	—	—	—	3,070
2.4 Subordinated liabilities	—	—	—	—	—	—	200,547	—	200,547
2.5 Off-balance-sheet transactions	845,943	19,415	26,694	52,947	724,463	273	17,943	—	1,687,678

11.7 Assets and liabilities denominated in foreign currencies

	31.12.2003	31.12.2002
a) Assets	369,827	665,208
1. Due from banks	343,020	551,239
2. Loans to customers	18,344	4,608
3. Trading securities	5,818	41,757
4. Equity investments	—	—
5. Other accounts	2,645	67,606
b) Liabilities	258,130	336,638
1. Due to banks	75,156	50,758
2. Due to customers	175,470	109,067
3. Securities issued	—	—
4. Other accounts	7,504	176,813

B - SECTION 12

ADMINISTRATION AND TRADING ON BEHALF OF THIRD PARTIES

12.1 Trading in securities

a) Purchases	2,452,980	901,564
1. settled	2,434,878	897,543
2. not settled	18,102	4,021
b) Sales	2,347,334	2,431,527
1. settled	2,339,254	2,426,469
2. not settled	8,080	5,058

12.2 Asset management

Market value of assets under management	14,918,000	13,926,000

The amount mainly regards the assets under management of Fideuram Gestioni Patrimoniali Sim and Fideuram Bank (Lux).

12.3 Custody and administration of securities

a) Third-party securities held on deposit	73,622,140	63,918,689
1. Securities issued by Banca Fideuram	45,672	66,542
• in custody	45,562	66,542
• as guarantees	110	—
2. Other securities	73,576,468	63,852,147
• in custody	72,630,000	63,122,781
• as guarantees	946,468	729,366
b) Third-party securities deposited with third parties	63,497,189	59,035,812
c) Portfolio securities deposited with third parties	1,104,153	1,304,539

12.4 Collection of receivables on behalf of third parties: credit and debit adjustments

	31.12.2003	31.12.2002
a) Debit adjustments	5,342	319
1. current accounts	—	—
2. central portfolio	1,390	57
3. cash	13	28
4. other accounts	3,939	234
b) Credit adjustments	5,342	7,086
1. current accounts	76	152
2. transferors of notes and documents	5,266	6,934
3. other accounts	—	—

12.5 Other transactions

Unused traveller’s cheques	98	5,212

PARTC

NOTES TO THE CONSOLIDATED
STATEMENT OF INCOME

C - SECTION 1

INTEREST

1.1 Item 10 “Interest income and similar revenues”

	2003	2002
a) On amounts due from banks	69,883	95,938
including: deposits with Central Banks	1,319	2,168
b) On loans to customers	25,279	27,670
c) On debt securities	32,786	47,884
d) Other interest income	529	3,346
e) Net differential on hedging transactions	534	53
Total	129,011	174,891

1.2 Item 20 “Interest expense and similar charges”

a) On amounts due to banks	8,552	9,878
b) On amounts due to customers	62,584	95,209
c) On securities issued	—	—
including: certificates of deposit	—	—
d) On third-party funds administered	—	—
e) On subordinated loans	7,007	8,625
f) Net differential on hedging transactions	—	—
g) Other interest	279	474
Total	78,422	114,186

1.3 Breakdown of item 10 “Interest income and similar revenues”

a) On assets denominated in foreign currencies	3,448	8,930

1.4 Breakdown of item 20 “Interest expense and similar charges”

a) On liabilities denominated in foreign currencies	1,107	2,534

C - SECTION 2

COMMISSIONS

2.1 Item 40 “Commission income”

	2003	2002
a) Guarantees given	310	256
b) Derivatives on loans	1,148	2,255
c) Management, dealing and consultancy services	779,612	713,833
1. dealing in securities	23,800	22,231
2. dealing in currency	39	59
3. asset management	540,884	532,654
3.1 individual	350,609	317,352
3.2 collective	190,275	215,302
4. custody and administration of securities	12,503	9,956
5. depositary bank	52,639	54,154
6. placement of securities	8,201	1,269
7. acceptance of instructions	33,461	29,421
8. consultancy services	3,220	4,408
9. distribution of services:	104,865	59,681
9.1 asset management:	51,399	17,385
a) individual	27,206	8,198
b) collective	24,193	9,187
9.2 insurance products	51,919	41,676
9.3 other products	1,547	620
d) Payement and collection services	4,411	3,870
e) Securitisation	—	—
f) Tax collection services	—	—
g) Other services	37,661	24,279
Total	823,142	744,493

The commission income of Sanpaolo Invest SIM and Sanpaolo Invest Ireland totalled over €100m (approximately €25m for solely the last quarter of 2002).

2.2 Detail of item 40 “Commission income” Distribution network

a) own branches	—	—
1. asset management	—	—
2. placement of securities	—	—
3. products of third parties	—	—
b) outside	653,950	593,604
1. asset management	540,884	532,654
2. placement of securities	8,201	1,269
3. products of third parties	104,865	59,681
Total	653,950	593,604

2.3 Item 50 “Commission expense”

a) Guarantees received	—	—
b) Derivatives on loans	228	300
c) Management and dealing services	322,578	281,034
1. dealing in securities	3,203	3,565
2. dealing in currency	42	35
3. asset management	—	—
3.1 own portfolio	—	—
3.2 third parties portfolio	—	—
4. custody and administration of securities	4,425	2,868
5. placement of securities	3,583	5,083
6. outside offering of securities, financial products and services	311,325	269,483
d) Payment and collection services	2,287	2,055
e) Other services	19,460	4,742
Total	344,553	288,131

The commission expense of Sanpaolo Invest SIM and Sanpaolo Invest Ireland totalled over e60m (approximately e13m in the last quarter of 2002).

C - SECTION 3

DEALING PROFITS AND LOSSES

3.1 Item 60 “Dealing profits (losses)”

	2003	2002
Securities transactions
A.1 Revaluations	4,336	24,250
A.2 Write-downs	(901)	(48,847)
B. Other profits (losses)	19,511	11,011
Total	22,946	(13,586)
1. Government securities	629	1,315
2. Other debt securities	17,774	9,530
3. Equities	4,543	(10,797)
4. Security derivatives	—	(13,634)

Currency transactions
A.1 Revaluations	709	66
A.2 Write-downs	—	—
B. Other profits (losses)	2,513	3,019
Total	3,222	3,085

Other transactions
A.1 Revaluations	—	397
A.2 Write-downs	—	—
B. Other profits (losses)	—	440
Total	—	837

The revaluations regarding securities included €3.9m own shares held, valued at the closing price at the end of the year.

C - SECTION 4

ADMINISTRATIVE COSTS

4.1 Average number of employees

a) Executives	68	59
b) Supervisors	884	798
c) Other employees	920	803
Total	1,872	1,660

The average number of employees was determined taking into account only those companies consolidated on a line-by-line basis.

Number of branches

Number of branches at the end of the period	92	91

The total as at 31.12.2003 comprised 88 branches of Banca Fideuram plus those of our foreign subsidiary banks in Zurich, Lugano, Luxembourg and Paris.

Item 80 “Administrative costs”

	2003	2002
a) Payroll costs:	147,273	131,219
• wages and salaries	102,962	90,333
• social security contributions	31,647	27,908
• severance indemnities	5,566	5,413
• pension and other	2,641	2,172
• others	4,457	5,393
b) Other administrative costs:	174,259	165,059
• Rentals and shared buidilng costs	28,850	23,049
• Indirect taxes	23,064	21,437
• Consultancy and professional fees	22,231	22,647
• Data processing	15,443	14,943
• Software maintenance charges	13,328	11,001
• Postage, telephone, electricity,telex and data transmission	10,879	7,426
• Management of private bankers network	9,314	9,973
• Database, information and search services	6,126	6,207
• Equipment rentals	4,925	5,228
• Maintenance of furniture, plant and equipment	4,785	4,610
• Personnel expenses deductible for Italian IRAP tax purposes	4,074	3,417
• Travel	3,935	3,765
• Emoluments of Directors	3,086	1,459
• Printing and stationary	2,897	3,816
• Advertising	2,493	9,013
• Lighting	2,044	1,402
• Cleaning	1,978	1,458
• Transport and fitting-out of offices	1,938	1,519
• Security and transport of valuables	1,596	1,812
• Insurance	1,166	1,319
• Auditing	1,086	1,084
• Interbank services	742	1,220
• Maintenance and repairs of immovable properties	703	696
• Personnel expenses of foreign companies	563	120
• Emoluments of Statutory Auditors	371	332
• others	6,642	6,106
Total	321,532	296,278

Sanpaolo Invest SIM and Sanpaolo Invest (Ireland) accounted for approximately €35m of the total for this item (approximately € 10m in the last quarter of 2002).

C - SECTION 5

ADJUSTMENTS, WRITE-BACKS AND PROVISIONS

Item 90 “Adjustments to intangible and tangible fixed assets”

a) Intangible fixed assets amortisation of:	28,857	21,602
• improvements to leasehold properties	4,334	4,016
• software	22,779	16,717
• others	1,744	869
b) Tangible fixed assets depreciation of depreciation of:	13,707	14,119
• immovable property	3,217	3,207
• furniture and furnishings	2,253	2,097
• others	8,237	8,815
c) Amortisation of purchased goodwill	6,429	57,635
Total	48,993	93,356

Item 100 “Provisions for risks and charges”

	2003	2002
• losses on commissions advanced	12,967	22,773
• legal disputes and claims from receivers	9,284	14,227
• private bankers’ severance indemnities	5,165	5,284
• meritocratic indemnity	1,212	1,149
• other charges		2,764
Total	28,628	43,433

This item records the allocations made to align the corresponding provisions with the estimated potential risks of legal action against the Bank, of severance indemnity payments to those private bankers who have accrued entitlements upon the termination of their agency relationships and, lastly, of the loss of advance commission paid to private bankers.

The provisions for legal disputes include a precautionary allocation of €5m at the end of the year.

5.1 Item 120 “Adjustments to loans and provisions for guarantees and commitments”

a) Adjustments to loans		4,315	3,303
including:	• general adjustments for country risk	37	2,374
	• adjustments to non-performing loans	296	929
	• other general adjustments	3,000	—
b) Provisions for guarantees and commitments		—	—
Total		4,315	3,303

Item 130 “Write-backs of loans and provisions for guarantees and commitments”

Write-backs due to:
• collection of loans previously written off	848	1,072
• collection of loans previously written down	124	—
• revaluation of loans previously written down	324	9
• collection of default interest previously written down	23	45
• guarantees and commitments	926	—
Total	2,245	1,126

Item 150 “Adjustments to financial fixed assets”

Losses on insignificant investments	7	289

Item 160 “Write-backs of financial fixed assets”

Gains on insignificant investments	309	15

C - SECTION 6

OTHER STATEMENT OF INCOME ITEMS

6.1 Item 70 “Other operating income”

Recovery of taxes	18,709	16,183
Recovery of expenses	4,355	5,255
Rental income	88	28
Other income	2,803	1,968
Total	25,955	23,434

6.2 Item 110 “Other operating expenses”

Other	1,055	576

Item 170 “Income from investments carried at equity”

	2003	2002
Fideuram Vita S.p.A.	36,079	46,494
Fideuram Assicurazioni S.p.A.	967	2,066
Total	37,046	48,560

6.3 Item 190 “Extraordinary income”

Out-of-period income and amounts not payable	7,312	3,198
Gains on the disposal of financial fixed assets	117	84
Reversal of tax provisions	11	60
Gains on the disposal of tangible assets	6	42
Sales of equity investments (*)	2,030	13,537
Other income	924	5,733
Total	10,400	22,654

(*) The sum is mainly due to the disposal of the holding in Euronext SA.

6.4 Item 200 “Extraordinary expenses”

	2003	2002
Out-of-period expenses and amounts not collectible	13,785	6,180
Charges for tax amnesty	3,584	—
Total	17,369	6,180

6.5 Item 240  “Income taxes”

Income tax costs were as follows:

Provision for taxation (net of tax credit)	37,659	14,167
Provision for deferred tax liabilities	2,638	3,474
Provision for income taxes	40,297	17,641
Reversal of deferred tax liabilities	(3,425)	(6,157)
Reversal of deferred tax assets	24,281	33,327
Recognition of deferred tax assets	(25,140)	(32,236)
Other movements	—	5,005
Income taxes for the period	36,013	17,580

C - SECTION 7

OTHER INFORMATION ON THE CONSOLIDATED STATEMENT OF INCOME

7.1 Geographical distribution of revenues

This information is not provided since the revenues reported in items 10, 30, 40, 60 and 70 of the Statement of Income were earned on markets that do not differ significantly from one another where the organisation of the Bank is concerned.

Transactions with Group companies

2003

	SUBSIDIARIES (*)	COMPANIES SUBJECT TO CONSIDERABLE INFLUENCE	PARENT COMPANY	COMPANIES CONTROLLED BY THE PARENT COMPANY	TOTAL

Item 10: Interest income and similar revenues	—	—	6,260	16,720	22,980
Item 20: Interest expense and similar charges	9,809	3	415	776	11,003
Item 30: Dividends and other revenues	—	—	—	996	996
Item 40: Commission income	100,765	—	331	31,836	132,932
Item 50: Commission expense	—	—	62	—	62
Item 60: Dealing profits (losses)	—	—	—	—	—
Item 70: Other operating income	1,134	—	—	354	1,488
Item 80: Administrative costs	813	—	1,675	23	2,511
Item 110: Other operating expenses	—	—	—	1,031	1,031
Item 180: Extraordinary income	—	—	—	13	13
Item 200: Extraordinary expenses	—	—	—	—	—

2002

	SUBSIDIARIES (*)	COMPANIES SUBJECT TO CONSIDERABLE INFLUENCE	PARENT COMPANY	COMPANIES CONTROLLED BY THE PARENT COMPANY	TOTAL

Item 10: Interest income and similar revenues	—	—	8,395	44,820	53,215
Item 20: Interest expense and similar charges	8,003	—	146	1,477	9,626
Item 30: Dividends and other revenues	—	—	—	—	—
Item 40: Commission income	57,181	—	556	52,121	109,858
Item 50: Commission expense	—	—	123	2,794	2,917
Item 60: Dealing profits (losses)	687	—	—	—	687
Item 70: Other operating income	1,112	—	16	44	1,172
Item 80: Administrative costs	739	—	3,251	50	4,040
Item 110: Other operating expenses	—	—	—	1,847	1,847
Item 180: Extraordinary income	5	—	—	—	5
Item 200: Extraordinary expenses	—	—	—	—	—

(*) Subsidiaries consolidated using the equity method.

PART D

OTHER INFORMATION

D - SECTION I

DIRECTORS AND STATUTORY AUDITORS

1.1 Remuneration

	2003	2002
a) Directors	3,086	1,459
b) Statutory Auditors	371	332

Remuneration paid to Directors, Statutory Auditors and General Managers

(pursuant to article 78 of CONSOB no.11971 of 14.5.1999)

Subject	Position		Remuneration (in thousands of euros)
Surname and name	Position held	Term of office	Remuneration	Benefits in kind	Bonus and other incentives		Other emoluments

Prati Mario *	Deputy Chairman BF	April 2003/2006	135				4
	Deputy Chairman FI	April 2003/2006	13				—
	Chairman FG	March 2002/2005	50				—
	Deputy Chairman FV	April 2001/2003	14				—
	Chairman FC	Gen-Jun 2003	5				—
	Chairman FGP	Gen-Jun 2003	5				—
Cirri Fignagnani Franca *	Director BF	April 2003/2006	67				3
	Director FBL	March 2003/2006	10				—
Ruffolo Ugo *	Managing Director BF	April 2003/2006	52		883		—
	General Manager BF		472	1	200	**	—
Fontana Giuseppe	Director BF	April 2003/2006	27				2
Forti Giorgio	Director BF	April 2003/2006	36				3
	Director FV	April 2001/2004	10				—
	Chairman FI	April 2000/2003	12				—
Nattino Giampietro	Director BF	April 2003/2006	26				2
	Deputy Chairman FI	April 2000/2003	7				—
Paolillo Mario	Chairman of Board of Statutory Auditors BF	April 2003/2006	60				3
	Chairman of Board of Statutory Auditors SPI	Sept 2003/April 2005	14				1
Codacci-Pisanelli Vito	Auditor BF	April 2002/2005	40				3
	Chairman of Board of Statutory Auditors FV	April 2001/2004	15				—
	Chairman of Board of Statutory Auditors FA	April 2002/2005	9				—
	Auditor SPI	Oct 2003/April 2005	3				—
Grimaldi Gian Paolo	Auditor BF	April 2002/2005	40				3
	Auditor FV	April 2001/2004	10				—
	Auditor FA	April 2002/2005	6				—
	Chairman of Board of Statutory Auditors FC	April – June 2003	4				—
	Chairman of Board of Statutory Auditors FGP	April 2001/June 2003	4				—

The list does not include Directors whose remuneration has been paid directly to their Company of origin.

**          A total of 102,185 options for the same number of Banca Fideuram shares, which can be exercised between 1.6.2004 and 23.12.2004 at a price of € 5.30, were assigned to General Manager Ugo Ruffolo under the 2003 stock option plan.

Legend

* member of the Executive Committee

BF - Banca Fideuram

FG - Fideuram Gestions

FGP - Fideuram Gestioni Patrimoniali SIM (merged with FI with effect from 1.7.2003)

FC - Fideuram Capital SIM (merged with BF with effect from 1.7.2003)

FA - Fideuram Assicurazioni

FBL - Fideuram Bank (Luxembourg)

FV - Fideuram Vita

SPI - Sanpaolo Invest SIM

FI - Fideuram Investimenti

STATEMENT OF CONSOLIDATED CASH FLOWS

(figures in thousands of euros)

	2003	2002
Funds generated from operations
Net income	175,613	145,694
Minority interest in net income	(1,177)	(853)
Adjustments to tangible and intangible fixed assets	48,993	93,356
Net adjustments to loans	2,070	2,177
Adjustments to equity investments valued at cost	(302)	274
Extraordinary items, net	6,969	(16,474)
Change in reserve for general banking risks	—	(2,301)
Income from investments carried at equity	(37,046)	(48,560)
Change in provision for severance indemnities	2,506	4,367
Change in provision taxation	1,873	15,062
Change in other provisions for risks and charges	16,417	68,261
Change in accrued expense and deferred income	(644)	(9,458)
Change in accrued income and prepaid expenses	(125,313)	(30,032)
FUNDS GENERATED FROM OPERATIONS	89,959	221,513

Funds used in investment activities
Change in tangible and intangible fixed assets	(28,480)	(50,415)
Change in equity investments	(21,044)	(36,144)
Change in dealing securities	197,377	23,675
Change in investment securities	(118,198)	5,741
Change in own shares	(3,900)	(67,650)
Change in bank deposits	519,550	561,649
Change in loans	7,075	(34,535)
Change in reverse repurchase agreements	(186,515)	(367,999)
Change in other investment activities	(24,522)	(114,652)
FUNDS USED IN INVESTMENT ACTIVITIES	341,342	(80,330)

Funds generated from financing activities
Change in reverse repurchase agreements	(427,878)	119,462
Change in securities issued	215	(336)
Change in other borrowings	139,955	(47,251)
Dividends paid	(154,446)	(209,128)
Change in other liabilities	20,207	(97,970)
Change in minority interests	274	(507)
Change in shareholders’ equity accounts	(4,566)	83,334
FUNDS GENERATED FROM FINANCING ACTIVITIES	(426,239)	(152,396)

Increase (decrease) in cash and liquid assets	5,063	(11,213)
Cash and liquid assets - Opening balance	18,046	29,259
CASH AND LIQUID ASSETS CLOSING BALANCE	23,109	18,046

2003

REPORT ON CORPORATE GOVERNANCE

REPORT ON CORPORATE GOVERNANCE

Preliminary Statement

The Board of Directors of the Bank voted in May 2000 to adhere to the Code of Self-discipline of Listed Companies instituted by Borsa Italiana SpA., including subsequent amendments and therefore those of July 2002 (the “Code”).

In accordance with the Regulatory Provisions governing the markets regulated and managed by Borsa Italiana S.p.A., detailed information is provided on the Bank’s current model of corporate governance, in particular regarding its compliance with the provisions of the Code.

Composition and role of the Board of Directors

The members of the Bank’s Board of Directors, who shall remain in office until the Shareholders’ Meeting approving the financial statements for the 2005 financial year, are as follows:

Rainer Stefano Masera	- Chairman
Mario Prati	- Deputy Chairman
Ugo Ruffolo	- Managing Director
Luigi Maranzana	- Director
Franca Cirri Fignagnani	- Director
Giuseppe Fontana	- Director
Giorgio Forti	- Director
Bruno Mazzola	- Director
Giampietro Nattino	- Director

The Managing Director, Ugo Ruffolo, is also the General Manager.

The members of the Board of Directors also hold the following offices in other companies listed on regulated markets in Italy and/or abroad, in financial institutions, banks, insurance companies or other large companies:

NAME	OFFICE	COMPANY
Rainer Stefano Masera	Chairman	Sanpaolo IMI
	Director	EIB European
Investment Bank
Mario Prati	Chairman	Fideuram Gestions
	Deputy Chairman	Fideuram Investimenti SGR
Ugo Ruffolo	Deputy Chairman	Financière Fideuram
	Deputy Chairman	Banque Privée
Fideuram Wargny
	Director	Sanpaolo Invest SIM
	Director	Fideuram Vita
	Director	Fideuram Assicurazioni
Luigi Maranzana	Managing Director	Sanpaolo IMI
	Chairman	Sanpaolo IMI Wealth Management
	Director	Banca IMI
	Director	Sanpaolo IMI Internazionale
Franca Cirri Fignagnani	Director	Fideuram Bank
(Luxembourg)
Giuseppe Fontana	Deputy Chairman	Fontana Finanziaria S.p.A
	Managing Director	Fontana Luigi S.p.A.
	Director	Sanpaolo IMI
	Director	Banca Popolare di Sondrio
Giorgio Forti	Director	Fideuram Vita
Bruno Mazzola	Chairman	Sanpaolo IMI Internazionale
	Chairman	Noricum Vita
	Director	Sanpaolo IMI Private Equity
Giampietro Nattino	Chairman	Pirelli Cavi e Sistemi Telecom
	Chairman	Pirelli Cavi e Sistemi Energia
	Deputy Chairman	Borsa Italiana
	Managing Director	Banca Finnat Euramerica
	Managing Director	Finnat A.G. Zurich
	Director	Financière Fideuram
	Director	Banque Privée Fideuram Wargny
	Director	Generali SGR
	Director	Previra Invest SIM
	Director	Olivetti
	Director	Pirelli & C. Real Estate

In accordance with the power conferred by article 19 of the ByLaws, the Board of Directors has appointed an Executive Committee made up of the Chairman, Deputy Chairman, Managing Director and Directors Luigi Maranzana and Franca Cirri Fignagnani.

Within the structure of the Bank’s Board of Directors, the title of Executive Director may only be applied to the Managing Director/General Manager, in consideration of his assigned duties and powers of executive management and for the direction of the Bank’s business, including through the formulation of motions to be put to the Board of Directors.

The Chairman, who does not have any day-to-day management powers regarding the Bank’s business excepting in certain exceptional circumstances, cannot be considered an Executive Director, nor can the other members of the Executive Committee due to the collective nature of the body.

Two of the Non-Executive Directors (Franca Cirri Fignagnani and Giorgio Forti) satisfy the Code’s requirements of independence. These directors:

•                  do not directly, indirectly or on behalf of third parties hold a controlling interest in the Bank or a major interest sufficient to exert significant influence on the bank (nor, indeed, do any of the other Directors);

•                  are not representatives of the Bank’s controlling shareholder and do not have or have not recently had - directly, indirectly or on behalf of third parties - significant economic relations (in relation to each of their individual total professional activities) with the Bank and its controlling shareholder able to affect their independence of judgement;

•                  are not close relatives of the Bank’s Executive Directors or people in the situations specified in the points above.

The Board of Directors is in charge of the Bank’s ordinary and extraordinary management excepting in those matters where Italian law restricts decision-making power to the Shareholders’ Meeting, and therefore has the authority to make decisions concerning, inter alia, general management policy, the purchase and sale of holdings and the appointment of members of the General Management team (art. 17 of the ByLaws).

When delegating authority to the company’s other bodies, the Board of Directors expressly retained sole responsibility for all the duties set out in art. 1.2 of the Code and therefore in particular:

a)              Approving the strategic business and financial plans of the Bank and its Subsidiaries and formulating directives governing relations with Subsidiaries.

b)             Approving the Bank’s and the consolidated budget and monthly, quarterly, half-yearly and annual economic and financial statements.

c)              Delegating authority to the Managing Director and revoking such authority, specifying the limits to and procedures for the exercise of said authority, together with the frequency with which the Managing Director is required to report to the Board of Directors regarding the activities carried out in the exercise of said authority.

d)             Deciding the remuneration of the Managing Director and members of General Management as well as the remuneration of Directors with special positions or duties, having examined the proposals of the related Committee.

e)              Supervising overall management progress, paying special attention to conflicts of interest and taking into consideration in particular the information received from the Managing Director and Internal Audit Committee, as well as regularly comparing the results achieved with those planned, and examining and approving economically and financially significant transactions, particularly transactions with related parties.

f)                Ascertaining the suitability of the general organisation and administration of the Bank and its Subsidiaries put in place by the Managing Director.

g)             Reporting to the Shareholders at the Shareholders’ Meeting.

With particular reference to transactions with related parties, the Board approved an organisational procedure on 12 March 2003 to ensure the correctness of such transactions. The core elements of this procedure are set out in the related section of this report below.

The Executive Committee is delegated the authority to make decisions regarding specific management policies, the structure and development of the distribution networks, the granting of loans, expenditure commitments and the engagement and promotion of management personnel.

The Managing Director/General Manager is assigned duties and powers of supervision regarding the implementation of resolutions taken by the Board of Directors and Executive Committee, as well as regarding the Bank’s corporate management and all its business, ensuring they comply with the general policies established by the Board of Directors and the specific policies decided by the Executive Committee.

The Board of Directors is kept constantly informed of the decisions taken by the delegated bodies, receiving the minutes of the Executive Committee’s meetings (which are attached to those of the Board of Directors) and the Managing Director/General Manager’s periodic reports.

Meetings of the Board of Directors, which the By-Laws stipulate must be held no less frequently than at two-month intervals, are in fact held every month except for August. The Board of Directors met 11 times in 2003 and the same number of meetings has been planned for the current year, subject to any special needs that may arise. Attendance at Board Meetings was close to 100% both where all Directors and the Independent Directors in particular were concerned.

The Executive Committee held 10 meetings in 2003.

The Members of the Board of Directors and Executive Committee are provided with the documents and information necessary for correct evaluation of the items on the agenda suitably in advance of their meetings.

Appointment and remuneration of directors

In accordance with the provisions of the Code, it is established practice for the Bank’s controlling shareholder to file the nominations for the Board of Directors complete with the candidates’ curricula vitae at the registered office at least 10 days before the Shareholders’ Meeting.

Both the above attitude of the controlling shareholder and the requirements of the legislation in force for the sector regarding the role of Director of the Bank have made it practicable to dispense with forming a Nominations Committee.

When establishing the bank’s internal decision-making structure, the Board of Directors set up a Remuneration Committee from amongst its members, made up of three Non-Executive Directors, namely Director Luigi Maranzana - who chairs the committee - the Deputy Chairman of the Board of Directors and Director Bruno Mazzola. This Committee presents proposals to the Board of Directors regarding the remuneration of the Managing Director/General Manager and -with input from and working in conjunction with the latter - for determining the remuneration criteria adopted for the other members of the Bank’s General Management and the top senior management of its subsidiaries. The Committee may make use of external consultants to this end, at the Bank’s expense.

In line with the proposals of the Remuneration Committee, which met once in 2003, a significant part of the remuneration of the Managing Director/General Manager and other members of the Bank’s General Management is linked to the Bank’s financial results, the achievement of given targets and the Banca Fideuram share price.

The Managing Director/General Manager is also a participant in the 2003 stock option plan approved by the Board of Directors for the senior management of the Bank and its subsidiaries as well as the private bankers of the Bank and Sanpaolo Invest.

Internal auditing system

The Bank has an Internal Audit unit that operates taking into account the Bank of Italy’s supervisory regulations, the Italian Finance Consolidation Act and related provisions implementing it issued by the Italian National Commission for Listed Companies and the Stock Exchange (CONSOB) and the Bank of Italy, as well as the Code and Regulations of the Sanpaolo IMI Banking Group.

The Bank’s internal audit activities are conducted by the Audit Unit, whose manager reports to the Managing Director/General Manager and is responsible for meeting the Bank’s and its subsidiaries individual requirements regarding risk control and the efficiency/effectiveness of their corporate processes.

The Audit Unit prepares a six-monthly report summarising its activities and those carried out for the internal auditing of certain of the Bank’s subsidiaries. This report is presented to the Board of Directors and Board of Auditors, as well as to the Internal Audit Committee as a preliminary step.

The latter plays a consultative and proactive role and is made up of 3 Non-Executive Directors, namely Director Giuseppe Fontana - who also chairs the committee - and Independent Directors Franca Cirri Fignagnani and Giorgio Forti. The Chairman of the Board of Auditors and the Managing Director/General Manager may participate in the work of the Committee. The Internal Audit Committee, which met 4 times in 2003, has the following duties:

•                  evaluating the suitability of the internal auditing system;

•                  evaluating the work plan prepared by the Internal Audit Manager and receiving their periodic reports;

•                  evaluating the suitability of transactions with related parties;

•                  evaluating, together with the Company’s directors and auditors, the suitability of the accounting policies used and their compatibility for the purposes of preparing the consolidated financial statements, through the prompt examination of the annual and within-year accounts;

•                  evaluating the Auditing Company’s proposals, submitted with the aim of gaining appointment as Independent Auditors, as well as the work plan prepared for the audit and the results set out in the report and letter of comments;

•                  reporting to the Board of Directors at least every six months, upon the approval of the half-year financial statements and report, on the activities carried out and on the suitability of the internal auditing system.

Shareholders’ meetings

The practice adopted thus far by the Board of Directors has always been as follows:

•                  to encourage and facilitate the widest possible participation of shareholders in Shareholders’ Meetings;

•                  to ensure the communication of information on the Company to shareholders at Shareholders’ Meetings;

•                  to promote the participation of all the Directors in Shareholders’ Meetings.

In view of the current level of shareholder involvement in the Bank’s Shareholders’ Meetings, the Board of Directors has considered it unnecessary to adopt any rules of procedure governing shareholders’ meetings.

Transactions with related parties

The Board of Directors approved an organisational procedure on 12 March 2003 intended to ensure the correctness of significant transactions carried out either directly or by its Subsidiaries, with its own related parties or with those of Parent Company Sanpaolo IMI.

This procedure specifies the following in particular:

•        the criteria for identifying related parties (in line with those specified by the Italian National Commission for Listed Companies and the Stock Exchange - CONSOB) and significant transactions for the purposes of the application of the procedure;

•        the authority of the Board of Directors to approve transactions with significant related parties, having taken due note of the Internal Audit Committee;

•        that Subsidiaries are required to obtain the prior approval of the Bank for any transactions with significant related parties;

•        the requirement to make use of independent experts to evaluate the financial conditions and/or legitimacy and/or technical aspects of all atypical or unusual transactions and all transactions of particular significance.

The procedure likewise identifies the immediate and/or periodical information requirements of the Officers of the Bank and of its Subsidiaries regarding the market, the Internal Audit Committee and the Board of Directors of the Bank and the corresponding bodies of Parent Company Sanpaolo IMI.

In cases where the related party is a person with director-level, administrative or auditing duties regarding the Bank, the provisions of the organisational procedure apply in addition to the provisions of article 136 of the Italian Banking Consolidation Act.

Directors with an interest, including a potential or indirect interest, in a transaction with related parties are required to observe the new provisions of article 2391 of the Italian Civil Code as amended by Legislative Decree No. 6/2003 reforming company law.

Relations with investors and other shareholders

The Bank is particularly attentive regarding its relations with institutional investors, analysts and shareholders, organising periodic meetings with representatives of the Italian and international financial community.

An Investor Relations Function has been established within the Planning and Control Department to this end.

Auditors

The Bank’s statutory provisions, which comply with the relevant prescriptions of the Italian Finance Consolidation Act, provide for the filing of nominations for auditors at the registered office at least ten days before the shareholders’ meeting or at the same time as the filing of the related lists.

Confidential information

The management of confidential information and price-sensitive information in particular is the responsibility of the Managing Director/General Manager, who supervises and coordinates the operations of:

• the Group General Secretary’s Office, which is responsible for communications with the Authorities;

• the Press and Publicity Office, which takes care of press communications;

• the Investor Relations Function, which takes care of communications with institutional investors.

The Board of Directors’ meeting of 16 December 2002 adopted the Code of Conduct on internal dealing in accordance with the Regulatory Provisions governing the markets regulated and managed by Borsa Italiana S.p.A. (the Italian Stock Exchange).

The Code provides for the following in particular:

•    the Bank shall provide notification by the tenth market trading day subsequent to the last day of each solar quarter of those transactions regarding the bank’s shares (and derivative financial instruments as well as covered warrants or warrants where the underlying assets are said shares) carried out during each solar quarter by the parties identified as insiders in accordance with the relevant regulations, the total sum of which, including on a cumulative basis with other transactions carried out in the same period, equals or exceeds €50,000;

•    significant insider transactions , meaning those for a total sum exceeding €250,000, including on a cumulative basis with other transactions carried out in the same period, shall be made public without delay, and under all circumstances by the next market trading day;

•    transactions carried out in exercise of stock options are not taken into account in determining insider transaction status;

•    the Board of Directors shall be empowered to limit or prohibit the said transactions for insiders for specific periods of time.

2003

ENCLOSURE OF REPORT ON CORPORATE GOVERNANCE

Table 1: structure of the Board of Directors and Committees

Board of Directors

							Internal Audit Committee #		Remuneration Committee @		Executive Committee
Office	Member	Executive	non- executive	Independent	****	Number of other offices **	***	****	***	****	***	****
Chairman	Rainer Stefano Masera		☒		100%	2					☒	100%

Deputy Chairman	Mario Prati		☒	90%	2				☒	100%	☒	90%

Managing Director	Ugo Ruffolo	☒			100%	5					☒	100%

Director	Luigi Maranzana		☒		90%	5			☒	100%	☒	100%

Director	Giuseppe Fontana		☒		100%	4	☒	100%

Director	Franca Cirri Fignagnani		☒	☒	90%	1	☒	100%			☒	100%

Director	Bruno Mazzola		☒		100%	3			☒	100%

Director	Giorgio Forti		☒	☒	100%	1	☒	100%

Director	Giampietro Nattino		☒		90%	12

Legend

#                 Summary of reasons for lack of Committee or different composition from that recommended in the Code:

@                                    Summary of reasons for lack of Committee or different composition from that recommended in the Code:

Number of meetings held during the year in question	B. of D.: 11	Internal Audit Committee: 4	Remuneration Committee: 1	Executive Committee: 10

Notes

*                                         An asterisk indicates whether the director was nominated from lists presented by minority shareholders.

**                                  This column indicates the number of offices as director or auditor held by each member in other companies listed on regulated markets, including outside Italy, in financial institutions, banks, insurance companies or other significant companies. These offices are specified in full in the Report on Corporate Governance.

***                           An “X” in this column indicates that the member of the Board of Directors is also a member of the Committee concerned.

****                    This column shows each member’s attendance at meetings of the Board of Directors and relevant Committees as a percentage.

Table 2: Board of auditors

Office	Member	Percentage attendance at meetings of the Board of Auditors	Number of other offices**
Chairman	Mario Paolillo	100%	1

Statutory auditor	Vito Codacci Pisanelli	100%	1
Statutory auditor	Gian Paolo Grimaldi	100%	0
Number of meetings held during the year in question: 12

Show the quorum required for lists to be presented by minority shareholders for the election of one or more statutory auditors (as per art. 148 Fin. Cons. Act): 3% of shares with voting rights at Ordinary Shareholders’ Meetings.

Notes

*                 An asterisk indicates whether the auditor was nominated from lists presented by minority shareholders.

**          This column indicates the number of offices as director or auditor held by each member in other companies listed on Italian regulated markets. These offices are specified in full in the Report on Corporate Governance.

Table 3: Other provisions of the code of self-discipline

	YES	NO	Summary of reasons for any deviation from the recommendations of the Code

System of delegation & transactions with related parties
Has the Board of Directors delegated authority specifying the related:	☒
a) limits	☒
b) instructions on exercise of authority	☒
c) and information intervals?	☒
Has the Board of Directors reserved the right to examine and approve transactions of particular economic and financial significance (including transactions with related parties)?	☒
Has the Board of Directors drawn up guidelines to identify significant insider transactions?	☒
Are the above guidelines and criteria described in the report?	☒
Has the Board of Directors provided special procedures for the examination and approval of transactions with related parties	☒
Are the procedures for approving transactions with related parties described in the report?	☒

Procedures for the most recent appointment of directors and auditors

Were nominations of candidates for the office of directo filed at least ten days in advance?	☒
Were the nominations for candidates to the office of director accompanied by exhaustive information?	☒
Were nominations of candidates for the office of director accompanied by indication of the candidates’ eligibility for independent status?	☒
Were nominations of candidates for the office of auditor filed at least ten days in advance?	☒
Were the nominations for candidates to the office of auditor accompanied by exhaustive information?	☒

Meetings
Has the company approved Rules of Procedure?		☒

In view of the current level of shareholder involvement in the Bank’s Shareholders’ Meetings, the Board of Directors has considered it unnecessary to adopt any rules of procedure governing shareholders’ meetings.

Are the Rules of Procedure attached to the report (or is information provided on where they can be obtained/downloaded)?		☒

Internal audit
Has the company appointed those in charge of the internal audit?	☒
Are those in charge not subordinates of operating area managers?	☒
Which department is responsible for internal auditing (in accordance with article 9.3 of the Code)	AUDIT UNIT

Investor relations
Has the company appointed an investor relations manager?	☒
Department and contact details (address/telephone/fax/e-mail) of the investor relations manager			Investor Relations Function Manager: Federico Sarnari Piazzale Giulio Douhet, 31 - 00143 Rome Tel:. +39 06 5902 2892 - Fax: +39 06 5902 2310 e-mail: investor.relations@bancafideuram.it

CALL OF SHAREHOLDERS’ MEETING

The Shareholders are hereby given notice of an Ordinary General Meeting to be held at 31 Piazzale Giulio Douhet, Rome, at 11.00 hrs on 22 April 2004 in first call and, if required, in second call on 23 April 2004 at the same time and place to deliberate the following

Agenda

1. Financial Statements as at 31.12.2003, Report of the Directors, Report of the Board of Auditors and related resolutions.

2. Election of Acting Auditors.

3. Appointment of independent auditors.

4. Authorisation to buy and sell own shares.

Shareholders in possession of the “certification” issued by a broker in the Monte Titoli S.p.A. centralised management system shall be entitled to participate in the Shareholders’ Meeting.

The documents relating to the agenda provided for by the regulations in force shall be made available to the public at the registered office and Borsa Italiana S.p.A. in the fortnight prior to the Meeting.

Shareholders shall be entitled to obtain copies of the documents.

Rome, 12 March 2004

Chairman of the Board of Directors
Rainer Stefano Masera

Notice published in the Official Gazette of 18 March 2004

2003

INDEPENDENT AUDITORS’ REPORT

INDEPENDENT AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF ITALIAN LEGISLATIVE DECREE NO. 58 OF 24 FEBRUARY 1998

To the Shareholders of Banca Fideuram SpA

1                                          We have audited the consolidated financial statements of the Banca Fideuram Group for the year ended 31 December 2003. The preparation of the consolidated financial statements is the responsibility of the directors of Banca Fideuram SpA. It is our responsibility to express a professional opinion on the financial statements based on our audit.

2                                          We conducted our audit in accordance with the auditing principles and criteria recommended by the Italian National Commission for Listed Companies and the Stock Exchange (CONSOB). In accordance with said principles and criteria, the audit was planned and conducted in such a way as to acquire every element necessary to ascertain that the consolidated financial statements are free of any material misstatements and as a whole reliable. The audit included tests on a sample basis on the probative elements supporting the balances and information contained in the financial statements, together with an assessment of the appropriateness and correctness of the accounting principles used, and of the extent to which the directors’ estimates are well-founded. We consider the audit to provide a reasonable basis for the expression of our professional opinion.

You are referred to our report issued on 27 March 2003 for the opinion on the prior year financial statements, which are presented for comparative purposes as required by law.

3                                          It is our opinion that the consolidated financial statements of the Banca Fideuram Group as at 31 December 2003 have been properly prepared and give a clear, true and fair view of the Group’s financial position and of the results of its operations in compliance with Italian law governing consolidated financial statements.

Milan, 27 March 2004

PricewaterhouseCoopers SpA

Fabrizio Piva
(Auditor)

This report has been translated from the original, which was issued in accordance with Italian practice.

Sede legale: Milano 20124 Via Vittor Pisani 20 Tel. 0267831 Fax 0266981433 Cap. Soc. 3.754.400,00 Euro i.v., C. F. e P. IVA e Reg. Imp. Milano 12979880155 Iscritta all’Albo Consob – Altri uffici: Ancona 60123 Via Corridoni 2 Tel. 07136881 – Bari 70125 Viale della Repubblica 110 Tel. 0805429863 – Bologna 40122 Via delle Lame 111 Tel. 051526611 – Brescia 25124 Via Cefalonia 70 Tel. 0302219811 – Firenze 50129 Viale Milton 65 Tel. 0554627100 – Genova 16121 Piazza Dante 7 Tel. 01029041 – Milano 20122 Corso Europa 2 Tel. 0277851 – Napoli 80121 Piazza dei Martiri 30 Tel. 0817644441 – Padova 35137 Largo Europa 16 Tel. 0498762677 – Palermo 90141 Via Marchese Ugo 60 Tel. 091349737 – Parma 43100 V.le Tanara 20/A Tel. 0521242848 – Roma 00154 Largo Fochetti 29 Tel. 06570251 – Torino 10129 Corso Montevecchio 37 Tel. 011556771 – Trento 38100 Via Manzoni 16 Tel. 0461237004 – Treviso 31100 Piazza Crispi 8 Tel. 0422542726 – Trieste 34125 Via Cesare Battisti 18 Tel. 0403480781 – Udine 33100 Via Marinoni 12 Tel. 043225789 – Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

English language version by
Michael Benis BA MITI

Edited by

Mercurio S.r.l. - Milan

Graphic design

Francesca Rossi/Bryan Geraghty

Grafica Comunicazione Immagine - Rome

ANNUAL REPORT

Banca Fideuram SpA
Registered Office in Rome:
Piazzale Giulio Douhet, 31 - 00143 Rome
Tel. 06 59021 - Fax 06 59022634

Permanent Secondary Office in Milan
Corso di Porta Romana, 16 - 20122 Milan
Tel. 02 85181 - Fax 02 85185235

www.fideuram.it

SANPAOLO IMI GROUP